  As filed with the Securities and Exchange Commission on October 17, 1997

                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        --------------------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                        -------------------------------
                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                           6711                     41-0449260
 (State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)     Classification Code Number)   Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ------------------------------------
                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

          Robert J. Kaukol                            John Guthery
         Norwest Corporation            Perry, Guthery, Haase and Gessford, P.C.
           Norwest Center                       1400 First Bank Building
         Sixth and Marquette                    Lincoln, Nebraska 68501
 Minneapolis, Minnesota  55479-1026
                               __________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box./ /

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
        Title of Securities              Amount      Proposed Maximum  Proposed Maximum    Amount of
               to Be                      to Be       Offering Price       Aggregate      Registration
             Registered                Registered       Per Share       Offering Price        Fee
------------------------------------------------------------------------------------------------------
         Common Stock                  1,300,000(2)        N/A           $18,573,000 (3)     $5,628.18
(par value $1-2/3 per share) (1)
======================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.

(2) As adjusted to reflect the two-for-one split of the registrant's common stock in the form of a 100% stock dividend distributed on October 10, 1997 to stockholders of record on October 2, 1997.

(3) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of June 30, 1997 of all shares of common stock to be acquired by the registrant in the transaction described herein.
                              __________________________

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              [Packers letterhead]



                                                                October __, 1997



Dear Shareholder:

  Your board of directors has approved the acquisition of Packers Management Company, Inc. by Norwest Corporation. Norwest will acquire Packers through the merger of Packers with a newly-formed, wholly-owned subsidiary company of Norwest. Packers will be the surviving company in the merger. If the merger is completed, Packers will become a wholly-owned subsidiary of Norwest and you will receive shares of Norwest common stock for your shares of Packers common stock.

  In the merger, Norwest will exchange shares of Norwest common stock for shares of Packers common stock based on an exchange ratio. The exchange ratio will be determined under a formula set forth in the agreement governing the merger. The formula has two variables: (1) the number of shares of Packers common stock outstanding immediately before the merger is completed, and (2) the amount of cash dividends paid on Norwest common stock between the date of the merger agreement and the date the merger is completed.

  If calculated as of today, the exchange ratio would be 3.32395, meaning you would receive 3.32395 shares of Norwest common stock for each share of Packers common stock you own. Because the merger agreement restricts Packers' ability to issue and repurchase its shares, the only variable that could cause the actual exchange ratio to differ from 3.32395 is the future payment of cash dividends on Norwest common stock. If the merger is completed before Norwest next pays dividends, the actual exchange ratio will be 3.32395. If Norwest pays dividends before the merger is completed, the exchange ratio will be increased from 3.32395 in accordance with the formula. Norwest does not expect to pay cash dividends before December 1, 1997.

  Norwest cannot acquire Packers without the approval of Packers' shareholders. Your board has called a special shareholders meeting to vote on the matter. The meeting will be held on November __, 1997 at 10:00 a.m. at 2710 South 140th Street, Omaha, Nebraska. If shareholders do not approve the acquisition, Packers will continue to operate as an independent company.

  Please read the following materials for information concerning the merger and the special meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting.



                                  Rodney P. Vandenberg
                                  Chairman and President

-------------------------------------------------------------------------------
 Whether or not you plan to attend the special meeting, please fill in, sign, date, and promptly return the accompanying proxy card in the enclosed envelope.
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS......................................

DEFINED TERMS........................................

WHAT "INCORPORATED BY REFERENCE" MEANS...............

EXPLANATORY NOTE REGARDING NORWEST
COMMON STOCK SPLIT...................................

PROXY STATEMENT-PROSPECTUS...........................

 SUMMARY
   Parties to the Merger.............................
   Reasons for the Merger............................
   Recommendation of the Packers Board...............
   Approval of the Merger............................
   The Merger........................................
   Comparative Per Common Share Data.................
   Selected Historical Financial Information.........
   Share Prices and Dividends for
    Norwest Common Stock.............................

 SPECIAL MEETING OF SHAREHOLDERS.....................
   Record Date.......................................
   Voting Rights; Votes Required for Approval........
   Voting and Revocation of Proxies..................
   Solicitation of Proxies...........................
   Other Matters.....................................

 THE MERGER..........................................
   Purpose and Effect of the Merger..................
   Background of and Reasons for the Merger..........
   Additional Interests of Packers Management
    in the Merger....................................
   Appraisal Rights..................................
   Exchange of Certificates..........................
   Regulatory Approvals..............................
   Effect on Packers Employee Benefit Plans..........
   Certain U.S. Federal Income Tax Consequences......
   Resale of Norwest Common Stock....................
   Stock Exchange Listing............................
   Accounting Treatment..............................

 THE REORGANIZATION AGREEMENT........................
   Basic Plan of Reorganization......................
   Representations and Warranties....................
   Certain Covenants.................................
   Conditions to the Completion of the Merger........
   Termination of the Reorganization Agreement.......
   Effect of Termination.............................
   Waiver and Amendment..............................
   Expenses..........................................

 COMPARISON OF RIGHTS OF PACKERS COMMON
 STOCK AND NORWEST COMMON STOCK
   Capital Stock.....................................
   Rights Plan.......................................
   Directors.........................................
   Amendment of Charter Documents and Bylaws.........
   Approval of Mergers and Asset Sales...............
   Appraisal Rights..................................
   Special Meetings..................................
   Directors Duties..................................
   Action Without a Meeting..........................
   Limitation of Director Liability..................
   Indemnification of Officers and Directors.........
   Dividends.........................................
   Corporate Governance Procedures;
    Nomination of Directors..........................

 INFORMATION ABOUT PACKERS...........................
   General...........................................
   Regulation and Supervision........................
   Properties........................................
   Competition.......................................
   Legal Proceedings.................................
   Principal Shareholders and Security...............
   Ownership of Packers..............................
   Market Information and Dividends..................
   Management of Packers.............................

 PACKERS MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF PACKERS' FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...........................
   General...........................................
   Six Months Ended June 30, 1997 and 1996...........
   Years Ended December 31, 1996 and 1995............

 CERTAIN REGULATORY AND OTHER
 CONSIDERATIONS PERTAINING TO NORWEST................
   Bank Regulatory Agencies..........................
   Bank Holding Company Activities; Interstate
    Banking..........................................
   Dividend Restrictions.............................
   Holding Company Structure.........................
   Regulatory Capital Standards and Related Matters..
   FDIC Insurance....................................
   Fiscal and Monetary Policies......................
   Competition.......................................

 EXPERTS.............................................

 LEGAL MATTERS.......................................

 INFORMATION CONCERNING NORWEST MANAGEMENT...........

 WHERE YOU CAN FIND MORE INFORMATION.................

 PACKERS FINANCIAL STATEMENTS........................

 APPENDIX A  AGREEMENT AND PLAN OF
             REORGANIZATION


 APPENDIX B  AGREEMENT AND PLAN OF
             MERGER

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

  A special meeting of shareholders of Packers Management Company, Inc. will be held on November __, 1997 at 10:00 a.m. at 2710 South 140th Street, Omaha, Nebraska. The purpose of the meeting is to vote on a proposal to approve the Agreement and Plan of Reorganization between Packers and Norwest Corporation and the related Agreement and Plan of Merger. These agreements provide for the merger of a newly-formed, wholly-owned subsidiary company of Norwest with Packers, and for Packers to be the surviving company. If the merger is completed, Packers will become a wholly-owned subsidiary of Norwest and Packers shareholders will receive shares of Norwest common stock for their shares of Packers common stock.

   The record date for the special meeting is ________, 1997. Only shareholders of record at the close of business on that date can vote at the meeting.



                                                            Pennie Z. Davis
                                                            Corporate Secretary

                                 DEFINED TERMS

    Following are the definitions of certain terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.

ADJUSTED NORWEST SHARES................  the number equal to (a) 1,158,000 plus (b) the number of shares of
                                         Norwest Common Stock equal to (i) the aggregate amount which would have been received as cash dividends by the holders of 1,158,000 shares of Norwest Common Stock between the date of the Reorganization
                                         Agreement and the date the Merger is completed, divided by (ii) $26.25.

BANK...................................  Packers Bank, a wholly-owned subsidiary of Packers.

BANK HOLDING COMPANY ACT...............  Bank Holding Company Act of 1956.

DGCL...................................  Delaware General Corporation Law.

EXCHANGE ACT...........................  Securities Exchange Act of 1934.

FEDERAL RESERVE BOARD..................  Board of Governors of the Federal Reserve System.

FDI ACT................................  Federal Deposit Insurance Act.

FDIC...................................  Federal Deposit Insurance Corporation.

IRS....................................  Internal Revenue Service

INTERSTATE BANKING ACT.................  Reigle-Neal Interstate Banking and Branching Act.

MERGER.................................  the merger of Packers with PMC Merger Co., as a result of which
                                         Packers will become a wholly-owned subsidiary of Norwest.

NBCA...................................  Nebraska Business Corporation Act.

NORWEST................................  Norwest Corporation and its consolidated subsidiaries.

NORWEST BOARD..........................  Norwest's board of directors.

NORWEST BYLAWS.........................  Norwest's bylaws.

NORWEST CERTIFICATE....................  Norwest's restated certificate of incorporation.

NORWEST COMMON STOCK...................  Norwest's common stock, par value $1-2/3 per share.

OCC....................................  Office of the Comptroller of the Currency.

PMC MERGER CO..........................  a wholly-owned subsidiary of Norwest incorporated for the limited purpose of merging with Packers.

PACKERS................................  Packers Management Company, Inc. and its consolidated subsidiary,
                                         Packers Bank.

PACKERS ARTICLES.......................  Packers' articles of incorporation.

PACKERS BOARD..........................  Packers' board of directors.


PACKERS BYLAWS.........................  Packers' bylaws.

PACKERS COMMON STOCK...................  Packers' common stock, par value $100 per share.

PLAN OF MERGER.........................  the Agreement and Plan of Merger between Packers and PMC Merger Co.

REORGANIZATION AGREEMENT...............  the Agreement and Plan of Reorganization dated May 2, 1997 between
                                         Packers and Norwest.

SEC....................................  Securities and Exchange Commission.

SECURITIES ACT.........................  Securities Act of 1933.


                     WHAT "INCORPORATED BY REFERENCE" MEANS

    Incorporation by reference is a concept that allows Norwest not to physically include in this Proxy Statement-Prospectus some of the information about Norwest that may be important to your decision whether to approve the Merger. The information is instead "incorporated" into this Proxy Statement-Prospectus by reference to one or more documents previously filed by Norwest with the SEC. For example, the information contained in Norwest's consolidated financial statements for the years ended December 31, 1996 and 1995 may be important to your decision, as may be a detailed description of Norwest's business. None of this information is physically included in this Proxy Statement-Prospectus. Instead, this Proxy Statement-Prospectus refers you to Norwest's annual report on Form 10-K, which is the document that physically contains the financial statements and the most recent description of Norwest's business.

    INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IS CONSIDERED PART OF THIS PROXY STATEMENT-PROSPECTUS, EVEN THOUGH IT IS NOT PHYSICALLY INCLUDED. AS A RESULT, THE INFORMATION IS CONSIDERED TO HAVE BEEN DISCLOSED TO YOU, WHETHER OR NOT YOU OBTAIN A COPY OF THE DOCUMENT CONTAINING THE INFORMATION.

    This Proxy Statement-Prospectus indicates when information has been incorporated by reference. It will also specify the document that physically contains the information. As you read this Proxy Statement-Prospectus, please make a list of the documents that you want to review in deciding whether to approve the Merger. The section entitled "Where You Can Find More Information" explains how to get copies of these documents.


                           EXPLANATORY NOTE REGARDING
                           NORWEST COMMON STOCK SPLIT

    On September 23, 1997, the Norwest Board declared a two-for-one stock split of Norwest Common Stock in the form of a 100% stock dividend. The stock dividend was paid on October 10, 1997, to stockholders of record on October 2, 1997. As a result of the stock split, stockholders received one additional share of Norwest Common Stock for each share they owned on October 2, 1997. On October 14, 1997, Norwest Common Stock began trading at half its pre-split price.

    As required by the Reorganization Agreement, the number of shares of Norwest Common Stock to be exchanged in the Merger has been adjusted to reflect the stock split. THE SECTIONS OF THIS PROXY STATEMENT-PROSPECTUS THAT DISCUSS THE NUMBER OF SHARES OF NORWEST COMMON STOCK ISSUABLE IN THE MERGER REFLECT THIS ADJUSTMENT. This Proxy Statement-Prospectus will indicate where other information has been adjusted or restated to reflect the stock split.

                           PROXY STATEMENT-PROSPECTUS

    This document serves as both a proxy statement of Packers and a prospectus of Norwest. As a proxy statement, it is being provided to you because the Packers Board is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Norwest will issue shares of Norwest Common Stock to you in the Merger in exchange for your shares of Packers Common Stock.

    At the special meeting, Packers shareholders will vote on the Reorganization Agreement and the Plan of Merger. The Reorganization Agreement and the Plan of Merger provide for the merger of Packers with a newly-formed, wholly-owned subsidiary of Norwest. Packers will be the surviving company in the Merger. If the Merger is completed, Packers will become a wholly-owned subsidiary of Norwest and Packers shareholders will receive shares of Norwest Common Stock for their shares of Packers Common Stock.

    This Proxy Statement-Prospectus provides detailed information concerning the Merger and the special meeting. The Reorganization Agreement is attached to this Proxy Statement-Prospectus as Appendix A. The Plan of Merger is attached as Appendix B. Both of these documents are considered part of this Proxy Statement-Prospectus. Packers and Norwest encourage you to read this entire Proxy Statement-Prospectus (including the appendixes) carefully.

                          ____________________________

    In deciding whether to vote for the Merger and receive shares of Norwest Common Stock in exchange for your shares of Packers Common Stock, you should be aware that:

- NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED WHETHER THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

- NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST.

                          ____________________________

           This Proxy Statement-Prospectus is dated October __, 1997.
 It is first being mailed to Packers shareholders on or about October __, 1997.

                                    SUMMARY
                                    -------


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully, and for a more complete description of the legal terms of the Merger, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."


PARTIES TO THE MERGER

  NORWEST CORPORATION.........................  Norwest is a diversified financial services company organized
  Sixth and Marquette                           under the laws of Delaware and registered under the Bank Holding
  Minneapolis, Minnesota 55479                  Company Act.  Through its subsidiaries and affiliates, Norwest
  (612) 667-1234                                provides retail, commercial and corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

                                                At June 30, 1997, Norwest had consolidated total assets of $83.9 billion, total deposits of $52.0 billion and total stockholders'
                                                equity of $6.5 billion.  Based on total assets at June 30, 1997,
                                                Norwest was the 11th largest bank holding company in the United
                                                States.


  PACKERS MANAGEMENT COMPANY, INC.............  Packers is a one bank holding company headquartered in Omaha,
  4710 South 23rd Street                        Nebraska which derives substantially all of its revenues and
  Omaha, Nebraska 68107                         income from the operation of its wholly-owned subsidiary, Packers
  (402) 731-4900                                Bank.  The Bank is a full service, independent community bank that provides a full range of commercial banking services.

                                                At June 30, 1997, Packers had consolidated total assets of $167.3 million, total deposits of $146.1 million and total stockholders'
                                                equity of $18.6 million.

REASONS FOR THE MERGER........................  In reaching its determination to enter into the Reorganization
                                                Agreement, the Packers Board considered a number of factors, including but not limited to the following:  (1) the current and prospective economic environment and competitive constraints facing independent community banks such as the Bank; (2) the
                                                Packers Board's view of reasonably available alternatives for the shareholders; (3) the increased liquidity and diversification of risk that the Merger would provide to Packers shareholders; and
                                                (4) the Packers Board's view that the consideration to be
                                                received by Packers shareholders pursuant to the Reorganization
                                                Agreement was the highest price reasonably obtainable.

RECOMMENDATION OF THE PACKERS BOARD...........  The Packers Board has approved the Merger as being in the best interests of Packers shareholders and recommends that Packers shareholders approve the Merger at the special meeting.

APPROVAL OF THE MERGER........................  The affirmative vote of at least two-thirds of the shares of
                                                Packers



                                                Common Stock outstanding is required to approve the
                                                Merger.  Packers' directors and executive officers, together with their respective affiliates, own approximately 55.6% of the outstanding shares of Packers Common Stock.  These individuals have informed Packers that they intend to vote for the Merger.

                                                The Merger does not require the approval of Norwest's
                                                stockholders.

THE MERGER....................................  In the Merger, a newly-formed, wholly-owned subsidiary company of
                                                Norwest, will merge with Packers.  Packers will be the surviving company. If the Merger is completed, Packers will become a wholly-owned subsidiary of Norwest and Packers shareholders will receive shares of Norwest Common Stock for their shares of
                                                Packers Common Stock.

                                                The Merger will be governed by the Reorganization Agreement and the Plan of Merger.  You are encouraged to read both of these documents carefully.

  What Packers Shareholders
  Will Receive (see page __)..................  In the Merger, Norwest will exchange shares of Norwest Common
                                                Stock for shares of Packers Common Stock based on an exchange ratio.  The exchange ratio will be determined under a formula set forth in the Reorganization Agreement.  The formula has two variables:  (1) the number of shares of Packers Common Stock outstanding immediately before the Merger is completed and (2)
                                                the amount of cash dividends paid on Norwest Common Stock between the date of the Reorganization Agreement and the date the Merger is completed.

                                                If calculated as of the date of this Proxy Statement-Prospectus, the exchange ratio would be 3.32395.  This means that
                                                shareholders would receive 3.32395 shares of Norwest Common Stock for each share of Packers Common Stock.  Because the
                                                Reorganization Agreement restricts Packers' ability to issue and repurchase Packers Common Stock, the only variable that could cause the actual exchange ratio to differ from 3.32395 is the future payment of dividends on Norwest Common Stock.  If the
                                                Merger is completed before Norwest next pays cash dividends, the actual exchange ratio will be 3.32395.  If Norwest pays dividends before the Merger is completed, the exchange ratio will be increased from 3.32395 in accordance with the formula.  Norwest does not expect to pay cash dividends before December 1, 1997.

  Board of Directors and Management of
  Packers After the Merger (see page ___)       When the Merger is complete, Norwest will own all of the
                                                outstanding shares of Packers Common Stock.  As a result, Norwest will be able to elect or appoint all of the directors and
                                                officers of Packers.

  Other Interests of Packers'
  Management (see page ___)...................  After completion of the Merger, James Riha, currently president of the Bank, will become a full-time employee of Norwest.
                                                Norwest



                                                will pay Mr. Riha annual base compensation of $75,300,
                                                plus $1,000 per month until the Bank is converted to Norwest's business systems.  The term of his employment ends December 31,
                                                1999.

  Conditions to the Merger (see page__).......  A number of conditions must be satisfied before the Merger can be completed.  Each party's representations and warranties must be true, and each party must perform its obligations under the
                                                Reorganization Agreement. Also, there cannot be any change since the date of the Reorganization Agreement that has had, or would reasonably be expected to have, an adverse effect on Packers.
                                                Some of the conditions to the Merger are subject to exceptions and to a "materiality" standard.  Certain conditions may also be waived by the party entitled to assert the condition.

  Regulatory Approvals (see page ___).........  Completion of the Merger is also conditional on approval of the
                                                Merger by the Federal Reserve Board and the Nebraska Department
                                                of Banking and Finance.  The Federal Reserve Board approved the
                                                Merger on September 5, 1997.  The Nebraska Department of Banking
                                                and Finance has not yet issued its decision.

  Termination of the Reorganization
  Agreement (see page __).....................  Norwest and Packers can agree to terminate the Reorganization
                                                Agreement without completing the Merger.  Also, either party can terminate the Reorganization Agreement before completion of the
                                                Merger under various circumstances, including:

                                                -  if a court or other governmental authority prohibits the
                                                Merger; or

                                                -  if the Merger is not completed by December 31, 1997, unless the failure of the Merger to occur on or before that date is the fault of the party seeking to terminate.

  Accounting Treatment (see page __)..........  Norwest expects to account for the Merger using the purchase method of accounting.  Under the purchase method, Norwest will record, at fair value, the acquired assets and assumed
                                                liabilities of Packers..  To the extent the total purchase price exceeds the fair value of assets acquired and liabilities
                                                assumed, Norwest will record goodwill.  Norwest will include in its consolidated results of operations the results of Packers'
                                                operations after the Merger is completed.

  APPRAISAL RIGHTS (SEE PAGE __)   RIGHTS       Under Section 21-20,138 (3) of the NBCA, shareholders of a bank
   (SEE PAGE __)..............................  or a bank holding company do not have statutory dissenters'
                                                appraisal rights.  As a result, Packers shareholders who object to the Merger are not entitled to exercise dissenters' appraisal rights.
  U.S. Federal Income Tax
  Consequences (see page ___).................  The Merger has been structured so that Packers shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger (except for cash received in lieu of fractional shares).  The Merger is conditioned on the receipt by


                                                Packers of a legal opinion to this effect.

  Market Information (see page ___)...........  Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol NOB.  On May 1, 1997, the last full trading day before public announcement of the
                                                Merger, Norwest Common Stock closed at $25.5625 per share, as adjusted to reflect the two-for-one split of Norwest Common Stock effected October 10, 1997.  On ____________, 1997, Norwest Common
                                                Stock closed at $___ per share.

                                                There is no public market for Packers Common Stock.

                       COMPARATIVE PER COMMON SHARE DATA


  The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Packers Common Stock on a historical and pro forma equivalent basis. The pro forma data in the table assumes the Merger is accounted for using the purchase method of accounting. See "The Merger--Accounting Treatment." The historical information should be read in conjunction with (a) the selected consolidated financial data for Norwest and Packers (and related notes) appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete consolidated financial statements of Packers appearing elsewhere in this Proxy Statement-Prospectus and
(c) the complete consolidated financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

  The pro forma information assumes that the exchange ratio will be 3.32395 shares of Norwest Common Stock for each share of Packers Common Stock. Based on 352,362 shares of Packers Common Stock outstanding, this would be the exchange ratio if the Merger is completed before Norwest next pays cash dividends on Norwest Common Stock, which Norwest anticipates will not be before December 1, 1997. Based on this exchange ratio, Norwest will issue a total of approximately 1,171,234 shares of Norwest Common Stock in the Merger.

  The assumed exchange ratio of 3.32395 reflects the two-for-one Norwest Common Stock split distributed on October 10, 1997. The Norwest historical financial information presented in the table below has been restated to reflect the stock split. See "Explanatory Note Regarding Norwest Common Stock Split."

  The information in the following table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.

                                    Norwest Common Stock    Packers Common Stock
                                    ---------------------  ----------------------
                                                Pro Forma              Pro Forma
                                    Historical  Combined   Historical  Equivalent
                                    ----------  ---------  ----------  ----------
BOOK VALUE (1):
 June 30, 1997                          $ 8.44       8.45       52.71       28.09
 December 31, 1996                        7.97       7.98       46.10       26.53

DIVIDENDS DECLARED (2):
 Six Months Ended June 30, 1997          0.300      0.300          --       0.997
 Year Ended December 31, 1996            0.525      0.525          --       1.745

NET INCOME (3):
  Six Months Ended June 30, 1997          0.85       0.85        2.85        2.83
  Year Ended December 31, 1996            1.54       1.54        2.95        5.12

--------------------------
(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and Packers divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Packers Common Stock represents the pro forma combined book value per share of Norwest Common Stock multiplied by the assumed exchange ratio of 3.32395.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Packers Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the assumed exchange ratio of 3.32395.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Packers divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Packers Common Stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio of 3.32395.

                   SELECTED HISTORICAL FINANCIAL INFORMATION


   The following selected financial information is to aid you in your analysis of the financial aspects of the Merger. The information for Norwest is derived from its historical consolidated financial statements (and related notes) contained in its annual and quarterly reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this Proxy Statement-Prospectus. See "What Incorporation by Reference Means" and "Where You Can Find More
Information."   The information for Packers is derived from its historical consolidated financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus. The historical consolidated financial statements for Norwest for each of the full years shown in the table have been audited; those for interim periods have not been audited. The historical consolidated financial statements for Packers for the years ended December 31, 1996 and 1995 have been audited; those for the interim periods have not been audited. The unaudited financial information reflects, in the respective opinion of Norwest's and Packers' management, all adjustments (consisting only of normal recurring adjustments) that are considered necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.

   The information for Norwest has been restated to reflect the two-for-one Norwest Common Stock split distributed on October 10, 1997. See "Explanatory Note Regarding Norwest Common Stock Split."



                                            continued on the following two pages

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                      NORWEST CORPORATION AND SUBSIDIARIES

                                                       Six Months Ended
                                                            June 30                    Years Ended December 31
                                                     --------------------------------------------------------------------------
                                                        1997       1996      1996      1995      1994      1993(1)      1992(2)
                                                     ----------  --------  --------  --------  --------  -----------  ---------
                                                                      (In millions except per share amounts)
INCOME STATEMENT DATA
 Interest income...................................   $ 3,268.9   3,099.0   6,318.3   5,717.3   4,393.7   3,946.3      3,806.4
 Interest expense..................................     1,310.8   1,291.7   2,617.0   2,448.0   1,590.1   1,442.9      1,610.6
                                                      ---------  --------  --------  --------  --------  --------     --------
  Net interest income..............................     1,958.1   1,807.3   3,701.3   3,269.3   2,803.6   2,503.4      2,195.8
 Provision for credit losses.......................       231.8     175.2     394.7     312.4     164.9     158.2        270.8
 Non-interest income...............................     1,441.0   1,194.7   2,564.6   1,848.2   1,638.3   1,585.0      1,273.7
 Non-interest expenses.............................     2,161.2   1,954.3   4,089.7   3,382.3   3,096.4   3,050.4      2,553.1
                                                      ---------  --------  --------  --------  --------  --------     --------
  Income before income taxes.......................     1,006.1     872.5   1,781.5   1,422.8   1,180.6     879.8        645.6
 Income tax expense................................       352.8     315.7     627.6     466.8     380.2     266.7        175.6
                                                      ---------  --------  --------  --------  --------  --------     --------
  Income before cumulative effect of a
  change in accounting method......................       653.3     556.8   1,153.9     956.0     800.4     613.1        470.0
 Cumulative effect on years prior to 1992 of
                                                             --        --        --        --        --        --     --------
 change in accounting method.......................   ---------  --------  --------  --------  --------  --------        (76.0)
                                                                                                                      --------
 Net income........................................   $   653.3     556.8   1,153.9     956.0     800.4     613.1        394.0
                                                      =========  ========  ========  ========  ========  ========     ========

PER COMMON SHARE DATA
 Net income per share:
  Primary:
   Before cumulative effect of a
   change in accounting method.....................   $    0.85      0.75      1.54      1.38      1.23      0.95         0.72
   Cumulative effect on years prior to 1992
   of change in accounting method..................          --        --        --        --        --        --        (0.12)
                                                      ---------  --------  --------  --------  --------  --------     --------
   Net income......................................   $    0.85      0.75      1.54      1.38      1.23      0.95         0.60
                                                      =========  ========  ========  ========  ========  ========     ========

  Fully diluted:
   Before cumulative effect of a change in
    accounting method..............................        0.85      0.75      1.54      1.37      1.21      0.93         0.71

   Cumulative effect on years prior to 1992
   of change in accounting method..................          --        --        --        --        --        --        (0.11)
                                                      ---------  --------  --------  --------  --------  --------     --------
   Net income......................................   $    0.85      0.75      1.54      1.37      1.21      0.93         0.60
                                                      =========  ========  ========  ========  ========  ========     ========
 Dividends declared per common share...............   $    0.30     0.255     0.525     0.450    0.3825     0.320        0.270

BALANCE SHEET DATA
 At period end:
  Total assets.....................................   $83,856.3  77,849.3  80,175.4  72,134.4  59,315.9  54,665.0     50,037.0
  Long-term debt...................................    12,043.7  13,787.6  13,082.2  13,676.8   9,186.3   6,850.9      4,553.2
  Total shareholders' equity.......................     6,507.1   5,634.9   6,064.2   5,312.1   3,846.4   3,760.9      3,371.8

--------------------------
(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Norwest acquired Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                Packers Management Company, Inc. and Subsidiary

                                                       Six Months Ended
                                                            June 30        Years Ended December 31
                                                     -----------------------------------------------
                                                        1997        1996        1996         1995
                                                     -----------  ---------  -----------  ----------
                                                          (In thousands except per share amounts)
INCOME STATEMENT DATA
 Interest income...................................   $  6,098.0    5,189.0     10,614.5     9,917.2
 Interest expense..................................      2,337.0    1,848.0      3,895.5     3,712.7
                                                      ----------  ---------    ---------   ---------
  Net interest income..............................      3,761.0    3,341.0      6,719.0     6,204.5
 Provision for credit losses.......................        240.0      270.0        520.2       185.7
 Non-interest income...............................        823.0      651.0      1,706.0     1,229.5
 Non-interest expense..............................      2,867.0    2,864.0      6,309.8     5,391.7
                                                      ----------  ---------    ---------   ---------
  Income before income taxes.......................      1,477.0      858.0      1,595.0     1,856.6
 Income tax expense                                        472.0      241.0        475.2       437.9
                                                      ----------  ---------    ---------   ---------
  Net income                                          $  1,005.0      617.0      1,119.8     1,418.7
                                                      ==========  =========    =========   =========

BALANCE SHEET DATA
 At Period End:
  Total Assets.....................................   $167,301.0  146,793.0    161,770.1   146,223.1
  Liabilities......................................    148,728.0  130,192.0    144,330.8   130,120.8
  Total stockholders' equity.......................     18,573.0   16,601.0     17,439.3    16,102.3

SHARE PRICES AND DIVIDENDS FOR NORWEST COMMON STOCK


  The following table sets forth the high and low sales prices per share of the Norwest Common Stock, and the cash dividends paid on Norwest Common Stock, for the quarterly periods indicated, as adjusted to reflect the two-for-one Norwest Common Stock split distributed on October 10, 1997. See "Explanatory Note Regarding Norwest Common Stock Split." The prices for Norwest Common Stock are as reported on the composite tape of the New York Stock Exchange. There is no public market for Packers Common Stock. Norwest has historically paid dividends on the first day of March, June, September and December.

                                                              Norwest Common Stock
                                           -----------------------------------------------------------
                                                  High                 Low               Dividends
                                           ------------------  --------------------  -----------------
1995
 First Quarter                                       $13.1250               11.3125              0.105
 Second Quarter                                       14.6875               12.5625              0.105
 Third Quarter                                        16.3750               13.4375              0.120
 Fourth Quarter                                       17.3750               14.6250              0.120

1996
 First Quarter                                        18.5625               15.2500              0.120
 Second Quarter                                       18.7500               16.5000              0.135
 Third Quarter                                        20.5000               16.0000              0.135
 Fourth Quarter                                       23.4375               20.3750              0.135

1997
 First Quarter                                        26.6250               21.3750              0.150
 Second Quarter                                       29.6250               22.1875              0.150
 Third Quarter                                        31.8750               28.1250              0.150
 Fourth Quarter
  (through October __, 1997)

                        SPECIAL MEETING OF SHAREHOLDERS

    Packers is sending you this Proxy Statement-Prospectus to provide you with information concerning the Merger and to solicit your proxy for use at the special meeting of shareholders. The special meeting will be held at the time and place described in the Notice of Special Meeting of Shareholders on page 1 of this document. At the special meeting, shareholders of Packers will be asked to approve the Merger.

RECORD DATE


    Packers has established_______________, 1997 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

    On the record date, there were 352,362 shares of Packers Common Stock outstanding and entitled to vote at the special meeting. The holders of Packers Common Stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum.

    Approval of the Merger requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of Packers Common Stock. The directors and executive officers of Packers, together with their respective affiliates, beneficially owned on the record date a total of 195,763 shares, or approximately 55.6% of the outstanding shares of Packers Common Stock. Those individuals have informed Packers that they intend to vote for the Merger.

VOTING AND REVOCATION OF PROXIES


    All shares of Packers Common Stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. IF YOU SIGN AND RETURN A PROXY WITHOUT VOTING INSTRUCTIONS, AND DO NOT REVOKE THE PROXY, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER.

    You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Packers before or at the special meeting or
(b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

    A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal. The proposal to approve the Merger must be approved by the holders of at least two-thirds of the outstanding shares of Packers Common Stock. Because each proposal requires the affirmative vote of a specified percentage of outstanding shares, not voting on a proposal will have the same effect as voting against the proposal.

SOLICITATION OF PROXIES


    In addition to solicitation by mail, directors, officers and employees of Packers may solicit proxies from Packers shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Packers will bear its own expenses in connection with any solicitation of proxies for the special meeting.

OTHER MATTERS

    If an insufficient number of votes for the Merger is received before the scheduled meeting date, Norwest and Packers may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Merger or contain no instructions will be voted for adjournment.

    The Packers Board is not aware of any business to be brought before the special meeting other than the proposal to approve the Merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Packers.

                                   THE MERGER


PURPOSE AND EFFECT OF THE MERGER


     Norwest is using the Merger to acquire Packers. The effect of the Merger will be that Packers will become a wholly-owned subsidiary of Norwest and shareholders of Packers will receive shares of Norwest Common Stock for their shares of Packers Common Stock. Norwest will own all of the outstanding shares of Packers Common Stock. Shareholders of Packers will become stockholders of Norwest, and their rights will be governed by the Norwest Certificate and Norwest Bylaws rather than the Packers Articles and Packers Bylaws. See "COMPARISON OF RIGHTS OF PACKERS COMMON STOCK AND NORWEST COMMON STOCK."

BACKGROUND OF AND REASONS FOR THE MERGER


     Since the early 1990s, Packers' management has monitored developments in bank acquisitions in Nebraska, along with the developments in the banking industry generally. During this time, members of the Packers Board became concerned that industry trends towards competition, consolidation, and the increased use of technology could combine to erode Packers' customer base. In 1996, a representative of Norwest's then existing operation in Nebraska contacted management of Packers, stating that Norwest had an interest in establishing a presence in the market served by the Bank and inquiring whether Packers had any interest in being acquired by Norwest. The inquiry confirmed that competition from larger financial institutions utilizing increasingly sophisticated technology would be a factor in the future in Packers' markets.

     Subsequent to the initial inquiry by Norwest, Packers continued to monitor bank acquisition activity in Nebraska, identifying and investigating in an informal way the institutions that served Nebraska. At the same time, Packers continued to observe anecdotal evidence of the increasing competition in the banking industry and the need for significant investments in technology to provide the products and services necessary to obtain and retain customers. Based on its informal investigations, senior management of Packers had formed the belief that a stock for stock transaction with Norwest afforded the best opportunity for the Packers shareholders. If a satisfactory arrangement could be negotiated with Norwest, Packers believed that it would be in the best interest of its shareholders to manage the acquisition process affirmatively, rather than to wait for an offer from another acquiror.

     The acquisition process proceeded deliberately and while it was ongoing, Packers considered whether approaching other potential acquirors would reduce the time necessary to complete a transaction and result in a comparable value to shareholders. After considering the other institutions active in Nebraska, including transactions completed by these parties and the price and liquidity of their common equity securities, Packers concluded that a transaction with Norwest, if it could be completed, would be preferable to a transaction with other potential acquirors. Accordingly, Packers determined to continue negotiations with Norwest.

     Following further negotiations, Norwest representatives tendered a proposal to acquire Packers in exchange for shares of Norwest Common Stock. Following the offer, discussions and redrafts of proposed agreements occurred resulting in the Reorganization Agreement which was executed in May of 1997.

     In reaching its decision to approve the terms of the Reorganization Agreement, the Packers Board considered a number of factors, including, without limitation, the following:


     1. The familiarity of the Packers Board with Packers' business, operations, financial condition, earnings, and prospects and its investigation (directly and through its advisors) of similar matters concerning Norwest.

     2. The current and prospective economic environment and competitive constraints facing Packers, including specifically the products and services which larger competitors could offer to customers and the need for substantial investment by Packers in technology to compete with such competitors.

     3. The limited alternatives available to Packers and the relation of the price to be received by the Packers shareholders in the Merger to the Packers Board's view of the value of these limited alternatives, as well as the timing and likelihood of actually receiving, and the risks associated with pursuing, such alternatives.

     4. The expectation that the receipt of Norwest Common Stock generally will be a tax-free transaction to the Packers shareholders, allowing them to defer the recognition of gain.

     5. The Packers Board's evaluation of the risks to the consummation of the Merger, including the risks associated with obtaining all necessary regulatory approvals without the imposition of terms or conditions which would fail to satisfy the conditions of the consummation of the Merger.

     6. The increased liquidity that Norwest Common Stock would provide to current Packers shareholders.

In its deliberation, the Packers Board did not assign any specific weights to these or any other factors.

     Based on the foregoing and other factors, the Packers Board concluded that the Merger is in the best interest of Packers and its shareholders. Accordingly, the Packers Board unanimously recommends that the shareholders vote in favor of the approval of the Reorganization Agreement and the Plan of Merger.

ADDITIONAL INTERESTS OF PACKERS MANAGEMENT IN THE MERGER


     James Riha, currently president of the Bank, has entered into an employment agreement with Norwest. Under the terms of his employment agreement, Mr. Riha will become a full-time employee of Norwest following completion of the Merger. Norwest will pay Mr. Riha annual base compensation of $75,300, plus $1,000 per month until the Bank is converted to Norwest's business systems. Mr. Riha will also be eligible for additional compensation based on the achievement of specific objectives. The term of his employment agreement ends December 31, 1999.

APPRAISAL RIGHTS


     Under the NBCA, Section 21-20,138 (3), shareholders of a bank or a bank holding company do not have statutory dissenters' appraisal rights. As a result, Packers shareholders who object to the Merger are not entitled to exercise dissenters' appraisal rights.

EXCHANGE OF CERTIFICATES


     After completion of the Merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of Packers Common Stock a form of letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest Common Stock.

     PACKERS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest Common Stock after completion of the Merger will be paid to the holder of any certificates for shares of Packers Common Stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest Common Stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest Common

Stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

    A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest Common Stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

    The exchange agent will issue stock certificates for Norwest Common Stock in exchange for lost, stolen or destroyed certificates for Packers Common Stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

    After completion of the Merger, no transfers will be permitted on the books of Packers. If, after completion of the Merger, certificates for Packers Common Stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest Common Stock.

    None of Norwest, Packers, the exchange agent or any other person will be liable to any former holder of Packers Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS


    The Merger is subject to the prior approval of the Federal Reserve Board. The Merger is also subject to the approval of the Nebraska Department of Banking and Finance. The approval of the Federal Reserve Board is required because Norwest is a bank holding company registered under the Bank Holding Company Act. The approval of the Nebraska Department of Banking and Finance is required because the Bank is state bank chartered under the laws of Nebraska.

    The Federal Reserve Board approved the Merger on September 5, 1997. The Nebraska Department of Banking and Finance has not yet issued its decision.

    The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the Federal Reserve Board or the Nebraska Department of Banking and Finance has determined that the consideration to be received by Packers shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Merger.

    Norwest and Packers are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. Norwest and Packers intend to seek any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

    The Merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER--Conditions to Completion of the Merger" and "--Termination of the Reorganization Agreement."

EFFECT ON EMPLOYEE BENEFIT PLANS


    The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Packers will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Packers will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Merger.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PACKERS
SHAREHOLDERS


    The following is a summary of the anticipated U.S. federal income tax consequences of the Merger to Packers shareholders. The summary is based on the parties' understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation or address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

    The anticipated U.S. federal income tax consequences to Packers shareholders are as follows:

     - A shareholder who receives shares of Norwest Common Stock in exchange for shares of Packers Common Stock will not recognize any gain or loss on the receipt of the shares of Norwest Common Stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

     - A shareholder's tax basis in the shares of Norwest Common Stock received will be the same as the shareholder's tax basis in the shares of Packers Common Stock exchanged in the Merger, less any cash received in lieu of fractional shares.

     - The holding period of the shares of Norwest Common Stock received by a shareholder will include the holding period of the shareholder's shares of Packers Common Stock exchanged in the Merger, but only if the shares of Packers Common Stock were held as a capital asset at the time the Merger is completed.

    Packers is not required to complete the Merger unless it receives an opinion of its counsel or accountant that these will be the U.S. federal income tax consequences of the Merger. The opinion may make certain assumptions and may rely on representations of the parties to the Merger as to factual matters. It will represent counsel's or the accountant's judgment as to the tax status of the Merger under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger. Nor is there is any assurance that the IRS would not prevail in the event the tax consequences of the Merger were litigated.

    SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE MERGER.


RESALE OF NORWEST COMMON STOCK


    The Norwest Common Stock issued in the Merger will be freely transferable under the Securities Act, except for shares issued to Packers shareholders who are considered to be "affiliates" of Packers or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

    Affiliates of Packers may not sell the shares of Norwest Common Stock received in the Merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

    Packers has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be deemed to be an affiliate of Packers that the person will not sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by the person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

    This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Packers.

STOCK EXCHANGE LISTING


    The shares of Norwest Common Stock to be issued in the Merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

ACCOUNTING TREATMENT


    Norwest will account for its acquisition of Packers using the purchase method of accounting. Under this method, Norwest will record, at fair value, the acquired assets and assumed liabilities of Packers. To the extent the total purchase price exceeds the fair value of assets acquired and liabilities assumed, Norwest will record goodwill. Norwest will include in its results of operations the consolidated results of Packers' operations after the Merger is completed.

    The unaudited pro forma data included in this Proxy Statement-Prospectus for the Consolidation have been prepared using the purchase method of accounting. See "SUMMARY--Comparative Per Common Share Data."

                          THE REORGANIZATION AGREEMENT


    The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this Proxy Statement-Prospectus. See "WHAT INCORPORATED BY REFERENCE MEANS."

    This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. Packers shareholders are encouraged to read this document carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.


BASIC PLAN OF REORGANIZATION

    Structure. Under the Reorganization Agreement, PMC Merger Co. will be merged by statutory merger with Packers. Packers will be the surviving company. Shares of Packers Common Stock outstanding immediately before the Merger will be exchanged for shares of Norwest Common Stock. When the Merger is complete, Packers shareholders will own Norwest Common Stock and Norwest will own all of
the outstanding shares of Packers Common Stock.   (paragraph 1(a))

  Consideration.

    Norwest Common Stock. As part of the Merger, each share of Packers Common Stock will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Packers Common Stock then outstanding. The "Adjusted Norwest Shares" is the number equal to (a) 1,158,000, plus (b) the number of shares of Norwest Common Stock equal to (i) the aggregate amount that would have been received as cash dividends by the holders of 1,158,000 shares of Norwest Common Stock between the date of the Reorganization Agreement and the date the Merger is completed, divided by (ii) $26.25.

    There are 352,362 shares of Packers Common Stock currently outstanding, and Packers is restricted from issuing or repurchasing shares before completion of the Merger. Since May 2, 1997, the date of the Reorganization Agreement, Norwest has paid cash dividends of $0.15 per share twice, on June 1, 1997 and September 1, 1997. As a result, if calculated as of the date of this Proxy Statement-Prospectus, the exchange ratio would be 3.32395, determined as follows:


  Adjusted Norwest Shares = 1,158,000 + [(1,158,000 times $0.15 times 2)) divided by $26.25]

                          = 1,158,000 + ($347,400 divided by $26.25)

                          = 1,158,000 + 13,234

                          = 1,171,234

    Number of shares of Packers Common Stock outstanding  =  352, 362

    Exchange Ratio  = 1,171,234 divided by 352,362

                    = 3.32395
                      =======


The only variable that could cause the actual exchange ratio to differ from
3.32395 is the future payment of cash dividends on Norwest Common Stock. Norwest does not expect to pay dividends before December 1, 1997.

EXCEPT AS ADJUSTED TO REFLECT CASH DIVIDENDS PAID ON NORWEST COMMON STOCK, THE EXCHANGE RATIO IS FIXED. AS A RESULT, A CHANGE IN THE MARKET PRICE OF NORWEST COMMON STOCK BEFORE THE MERGER IS COMPLETED WILL AFFECT THE MARKET VALUE OF THE NORWEST COMMON STOCK TO BE RECEIVED IN THE MERGER IN EXCHANGE FOR YOUR PACKERS COMMON STOCK. NEITHER NORWEST NOR PACKERS CAN MAKE ANY ASSURANCES OR GUARANTEES AS TO THE MARKET

PRICE OF NORWEST COMMON STOCK BEFORE OR AFTER THE MERGER IS COMPLETED. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR NORWEST COMMON STOCK.

    Cash in Lieu of Fractional Shares. If the aggregate number of shares of Norwest Common Stock you will receive in the Merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before the meeting of the shareholders. (paragraph 1(c))

    Completion. Norwest and Packers expect the Merger to be completed promptly after approval of the Merger by Packers shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

REPRESENTATIONS AND WARRANTIES

    The Reorganization Agreement contains various representations and warranties by Norwest and Packers as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Merger, (d) the absence of certain material changes,
(e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Merger, they function primarily as a due diligence device and a closing condition (that is, they have to continue to be true in all material respects until the Merger is completed).

CERTAIN COVENANTS

    The Reorganization Agreement contains various covenants and agreements that govern the actions of Packers, the Bank, and Norwest pending completion of the Merger. Some of the more important covenants are summarized below.

  Conduct of Business.

    Packers. Packers has agreed that Packers and the Bank will each maintain their corporate existence in good standing, maintain the general character of their business, conduct their business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, Packers and the Bank are each required to obtain the consent of Norwest before they make any new loan or modify, restructure or renew any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $250,000. The Reorganization Agreement places restrictions on the ability of Packers and the Bank to take certain actions without Norwest's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of their capital stock, (c) issuing shares of their capital stock, (d) declaring dividends or purchasing their capital stock,
(e) selling their assets and (f) raising the compensation of their officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

    Norwest. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (paragraph 5)

    Competing Transactions. Packers has agreed that neither it nor the Bank will directly or indirectly solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase the common stock of Packers or the Bank, any security convertible into the common stock of Packers or the Bank, or any other equity security of Packers or the Bank (b) make a tender or exchange offer for any shares of the common stock or other equity security of Packers or the Bank, (c) purchase, lease or otherwise acquire the assets of Packers or the Bank except in the ordinary course of business or (d) merge, consolidate or otherwise combine with Packers or the Bank. (paragraph 4(h))

    Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest Common Stock to be issued in the Merger. In addition, Packers has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Packers' business after the Merger and (b) use its best efforts to deliver to Norwest prior to completion of the Merger signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of Packers who may reasonably be deemed an "affiliate" of Packers within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(k) and 4(l)) See "Resale of Norwest Common Stock."

CONDITIONS TO THE COMPLETION OF THE MERGER

    Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Merger. For the most part, these conditions are customary and include such items as the receipt of shareholder and regulatory approval and the receipt by Packers of a favorable tax opinion. The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and the absence of any changes that have had or might be reasonably expected to have an adverse effect on Packers. Each of these last three conditions is subject to a "materiality" standard. Certain conditions to the Merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

TERMINATION OF THE REORGANIZATION AGREEMENT


    Termination by Mutual Consent. Norwest and Packers can agree to terminate the Reorganization Agreement at any time before completion of the Merger. (paragraph 9(a)(i))

    Termination by Either Norwest or Packers. Either Norwest or Packers can terminate the Reorganization Agreement if any of the following occurs:

    - The Merger has not become effective by December 31, 1997 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Merger to occur on or before that date). (paragraph 9(a)(ii))

    - A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(iii))

Effect of Termination

    Generally, if the Reorganization Agreement is terminated by either party, the Reorganization Agreement becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Merger survive termination. (paragraph 9(b))

WAIVER AND AMENDMENT


     Either party may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph
16)

     Norwest and Packers can amend the Reorganization Agreement at any time before the Merger is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after the Merger has been approved by Packers shareholders if the amendment would change in a manner adverse to the shareholders the consideration to be received by the shareholders in the Merger. (paragraph 17)

EXPENSES


     Norwest and Packers will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                   COMPARISON OF RIGHTS OF HOLDERS OF PACKERS
                     COMMON STOCK AND NORWEST COMMON STOCK

     Packers is a bank holding company incorporated under the laws of the state of Nebraska. The rights of Packers shareholders are governed by the NBCA, the Packers Articles and the Packers Bylaws. Norwest is incorporated under the laws the state of Delaware. The rights of Norwest stockholders are governed by the DGCL, the Norwest Certificate and the Norwest Bylaws. Upon completion of the Merger, Packers shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL, the Norwest Certificate and the Norwest Bylaws.

     The following is a summary of certain differences between the NBCA and the DGCL, as well as differences between the Packers Articles and Packers Bylaws and the Norwest Certificate and Norwest Bylaws. You can find additional information concerning the rights of Norwest stockholders in the Norwest Certificate and Norwest Bylaws themselves and Norwest's current report on Form 8-K dated April 30, 1996 and filed with the SEC on May 1, 1996. Norwest's current report on Form 8-K contains detailed information about Norwest Common Stock and the preferred stock purchase rights that accompany shares of Norwest Common Stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest Common Stock. The information set forth below concerning the outstanding shares of Norwest capital stock supersedes the comparable information contained in the current report.

     The Norwest Certificate and the Norwest Bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy Statement-Prospectus by reference. See "WHAT INCORPORATION BY REFERENCE MEANS" AND "WHERE YOU CAN FIND MORE INFORMATION."

CAPITAL STOCK

     Norwest. The Norwest Certificate currently authorizes the issuance of 1,000,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At June 30, 1997, there were 374,268,784 shares of Norwest Common Stock outstanding, 1,046,234 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding. These numbers have not been adjusted to reflect Norwest Common Stock split. See "Explanatory Note Regarding Norwest Common Stock Split."

     Packers. Packers Articles authorize the issuance of 500,000 shares of Packers Common Stock. As of the date of this Proxy Statement-Prospectus, there are 352,362 shares of Packers Common Stock issued and outstanding.

RIGHTS PLAN

     Norwest. Each share of Norwest Common Stock (including shares that will be issued in the Merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Norwest Common Stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     Packers. The Packers Articles authorize the issuance of 500,000 shares of common stock, having a par value of $10.00 per share and 5,000 shares of preferred stock having a par value of $100.00 per share. As of the record date, 352,362 shares of Packers Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Since no shares of preferred stock are issued or outstanding by Packers, as of the date of this Proxy Statement-Prospectus, no class or series has any preference over Packers
Common Stock with respect to dividends and distributions upon the liquidation of Packers.

DIRECTORS

     Norwest. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 15. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors.

     Packers. The Packers Bylaws provide for a board of directors consisting of not less than 3 members. The actual number is determined by the shareholders at the annual meeting of shareholders or any special meeting of shareholders. Each director holds office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. Vacancies on the board of directors may be filled by an affirmative vote of a majority of the remaining directors, though less than a quorum, and the person so elected serves the unexpired term of his or her predecessor. The Packers Bylaws provide that each director shall be elected by cumulative voting.

AMENDMENT OF CHARTER DOCUMENT AND BYLAWS

     Norwest. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's Stockholders.

     Packers. The Packers Articles can be amended with a two-thirds vote of the shareholders and for specific matters as set forth in Nebraska statutes by an affirmative vote of the majority of the members of the Packers Board. The Packers Bylaws may be amended by the Packers Board or shareholders in accordance with Nebraska corporate statutes.

APPROVAL OF MERGERS AND ASSET SALES

     Norwest.   Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     Packers. In addition to being subject to the laws in Nebraska, Packers, as a bank holding company, is subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

     The affirmative vote of two-thirds of the outstanding shares of Packers Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Packers, the sale, lease, exchange or other disposition of all or substantially all of Packers' assets outside the normal course of business or the voluntary dissolution of Packers. Approval of a merger or sale of assets transaction by the shareholders at a meeting thereof requires that notice be given in the manner provided in the Nebraska statutes and in the Packers Bylaws, not less than 10 or more than 50 days before the date of the meeting if such meeting is a special meeting.

APPRAISAL RIGHTS

     Norwest.   Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

     Packers.   Under Nebraska corporate law, Packers shareholders do not have right to dissent from consummation of a plan of merger to which Packers is a party or to obtain payment under the Nebraska Statutory Corporate Dissenters' Rights statutes.

SPECIAL MEETINGS.

     Norwest.   Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of the Norwest Board. Holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

     Packers. Under Nebraska statutes and the Packers Bylaws, special meetings of shareholders may be called by the president or by the board of directors and shall be called by the president at the request of the holders of not less than one-third of all of the outstanding shares of Packers entitled to vote at the meeting. A special meeting may also be called if holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at a special meeting of shareholders, sign, date and deliver to Packers' secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. A district court in the State of Nebraska may also order a special meeting of shareholders upon certain statutory criteria.

DIRECTOR DUTIES

     Norwest.   The DGCL does not specifically enumerate directors' duties.  In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

     Packers. Under Nebraska statutes, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation such as Packers shall be managed under the direction of, the board of directors subject to any limitations set forth in the articles of incorporation. In addition, Nebraska statutes provide that a director shall discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position, and in a manner that the director believes to be in the best interests of the corporation.

ACTION WITHOUT A MEETING

     Norwest. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     Packers. Under Nebraska statutes, any action required or permitted to be taken at a meeting of the Packers Board or shareholders of Packers may be taken without a meeting if a consent in writing, setting forth the action so taken is signed by all members of the Packers Board or all of the shareholders entitled to vote with respect to the subject matter thereof, as the case may be.

LIMITATION OF DIRECTOR LIABILITY

     Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of
Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     Packers. Nebraska statutes do not contain any provisions limiting or eliminating the liability of the directors of a Nebraska corporation for monetary damages for breach by a director of his or her fiduciary duty as a director though they do provide for indemnification by the corporation to the directors under certain circumstances.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Norwest. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Packers. Under Nebraska statutes, a director and officer of Packers shall be indemnified by Packers when the director was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of Packers, against reasonable expenses incurred by him or her in connection with the proceeding. Additionally, Packers may indemnify a director or officer who is a party to a proceeding because he or she was a director or officer against liability incurred in the proceeding if a director or officer conducted himself or herself in good faith; and he or she reasonably believed his or her conduct in their official capacity was in the best interest of the corporation and in all other cases that his or her conduct was at least not opposed to the best interests of the corporation and in the case of criminal proceedings that he or she had no reasonable cause to believe the conduct was unlawful.

     No indemnification is available where the officer or director is adjudged liable to Packers or where the officer or director has been adjudged liable on the basis that he or she improperly received a financial benefit to which he or she was not entitled.

     A court of appropriate jurisdiction, upon application of the director or officer may order indemnification if the court determines that the director or officer has been wholly successful in the defense of a proceeding or if the court determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the statutory standards of conduct or has been liable for receiving an improper personal benefit.

     The Packers Bylaws and Packers Articles do not provide any separate rights for indemnification for directors or officers.

DIVIDENDS

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     Packers. Under Nebraska statutes, the Packers Board may authorize and Packers may pay dividends to its shareholders, provided that no such distribution of dividends may be made if, after giving effect thereto, either
(i) Packers would be unable to pay its debts as they become due in the usual course of business; or (ii) Packers' total assets would be less than the sum of its total liabilities plus the amount that would be needed in any liquidation, in respect of all shares having liquidation preference.

CORPORATE GOVERNANCE PROCEDURES, NOMINATION OF DIRECTORS

     Norwest. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     Packers. Unlike the Norwest Bylaws, the Packers Bylaws do not contain any advance notice requirements or other information procedures to be followed in order to nominate a person to serve as a director or to propose an item of business for consideration in meeting of Packers shareholders. The only requirements is that such information be contained in the notices sent for the shareholders meeting or special meeting of directors.

                           INFORMATION ABOUT PACKERS


GENERAL

     Packers is a one-bank holding company registered under the Bank Holding Company Act. Packers was incorporated and organized as a Nebraska business corporation in 1968. Packers' executive offices are located at 4710 South 23 Street, Omaha, Nebraska, 68107, and its telephone number at that address is
(402) 731-4900.

     The Bank was originally incorporated in 1891 and is chartered by the State of Nebraska. Its principal place of business is located in South Omaha at 4710 South 23 Street, Omaha, Nebraska 68107. It has three additional full-service offices in Omaha located at 5106 "L" Street, 5005 Underwood Avenue, and 2710 South 140 Street. The latter two offices were added as a result of the Bank's merger with Nebraska National Bank in 1993. The Bank also operates a mobile office for commercial customers.

     The Bank's market area is located primarily within Douglas County and, to a lesser extent, Sarpy County. Total assets of the Bank at December 31, 1996 were $161.8 million. The Bank is a full service, independent community bank which provides a full range of commercial banking services including traditional deposit services, as well as commercial, consumer and real estate loans.

REGULATION AND SUPERVISION

     As a bank holding company, Packers is subject to regulation by and files quarterly reports with the Federal Reserve Board. The Federal Reserve Board is authorized to conduct examinations of Packers and any of its subsidiaries. The Federal Reserve Board may also exercise cease and desist powers over bank holding companies and their nonbank affiliates if their actions represent unsafe and unsound practices or violations of law.

     The Bank and its operations are affected by various restrictions and requirements under the laws of the United States and the State of Nebraska. Under these generally applicable federal and state restrictions and requirements, the Bank must maintain reserves against deposits and is restricted with respect to the nature and amount of loans which it may make, the interest rate that it may charge on those loans and the conditions under which it may pay dividends on its capital stock.

PROPERTIES

     Packers conducts its operations in the Bank's principal offices located at 4710 South 23 Street, Omaha, Nebraska 68107. The principal asset of Packers is the common stock of the Bank. As a bank holding company, Packers conducts its operations through its subsidiary, the Bank.

     The Bank owns its principal executives offices and main banking facility in Omaha as well as its offices at 5106 "L" Street and 2710 South 140 Street. It leases its office at 5005 Underwood Avenue under a five-year lease expiring in the year 2000 and also has annual leases with the City of Omaha for parking at its South 23 Street office and with Convenience Plus Store at 72nd & "Q" Street for an ATM. Set forth below is certain information regarding the principal properties of Packers and the Bank.


                                           Approximate     Date
Location                  Address         Square Footage  Opened
-----------------  ---------------------  --------------  ------
Omaha, NE 68107    4710 South 23 Street           25,000    1979
Omaha, NE 68117    5106 "L" Street                 3,200    1975
Omaha, NE 68132    5005 Underwood Avenue           3,600    1993
Omaha, NE 68144    2710 South 140 Street          14,000    1993

          The Bank's main banking facility consists of a single structure located in South Omaha. The main facility is a 25,000 square foot structure which houses the Bank's lending and teller operations, accounting, computer and electronic data processing facilities, as well as the executive offices of the Bank and Packers. The office at 5005 Underwood Avenue is located in the area of Omaha known as Dundee. The office at 2710 South 140 Street is a two-story building with the main level for banking and the lower level for real estate loan production. A major remodeling of this facility was completed in October 1996.

COMPETITION

     The Bank experiences competition in both attracting deposits and lending funds. Competition in lending comes principally from other commercial banks, credit unions, savings and loan associations, the farm credit system and various regional and national brokerage firms offering alternative financial products in the Bank's market area. To a lesser extent, the Bank competes with mortgage companies and insurance companies. Competition for deposits comes principally from other commercial banks, savings and loan associations and credit unions. The primary factors in competing for deposits among these institutions are interest rates paid on accounts and extent of services offered.

LEGAL PROCEEDINGS

     The nature of the Bank's business causes it to be involved in routine legal proceedings from time to time. Management of the Bank believes that there are no pending or threatened legal proceedings which, upon resolution, would have a material adverse effect on the financial condition or results of operation of the Bank.

MARKET INFORMATION AND DIVIDENDS

     Shareholders. There has been no public market for the shares of Packers Common Stock and each year an offer is made to buy back shares of stock based on the prior year-end book value. As of the date of this Proxy Statement-Prospectus, there are issued and outstanding 352,362 shares of Packers Common Stock held by approximately 125 holders of record.

     Dividends. During 1996 and 1995, no dividends were declared on Packers common Stock.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF PACKERS

     Set forth below are the names and addresses of, and the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the special meeting by, each holder of record who owns of record, or who is known by Packers to be the beneficial owner of, more than five percent of the outstanding shares of Packers Common Stock. The Packers Common Stock is the only class of equity security of Packers outstanding. Each shareholder named below has sole voting and investment power with respect to the shares shown in the table, unless otherwise indicated.


Name & Address             Amount & Nature of
of Beneficial Owner       Beneficial Ownership   Percent of Class
------------------------  ---------------------  -----------------

Duane W. Acklie                 81,921                23.25%
P.O. Box 81228
Lincoln, NE  68501

Pennie Z. Davis                 19,335                 5.49%
5100 South 26 Street
Omaha, NE  68107

H. Douglas Riley                32,196                 9.14%
P.O. Box 241207
Omaha, NE  68124


Theodore Seldin                 28,557 (a)              8.10%
13057 West Center Road
Omaha, NE  68144

Clarence L. Werner              21,962                  6.23%
P.O. Box 37308
Omaha, NE  68137



(a) Represents shares in Theodore Seldin Revocable Trust for which Mr. Seldin serves as Trustee.

     Set forth below are the numbers of shares of Packers Common Stock held by each director and executive officer, and by all directors and executive officers as a group of Packers, as of the record date for the special meeting. For information concerning the positions of such persons with Packers, see "Management of Packers." Each shareholder named below has sole voting and investment power over the shares shown in the table unless otherwise indicated.



                               Amount & Nature of
                                   Beneficial
Name                               Ownership      Percent of Class
----                              ------------    -----------------

Duane W. Acklie                    81,921                23.25%
Dwight L. Clements                  5,000                   *
Pennie Z. Davis                    19,335                 5.49%
Paul Gutierrez                      3,400                   *
Aaron C. Hilkemann                  3,400  (a)              *
Carol L. Kontor                     3,400                   *
Patrick G. McNeil                   3,400                   *
Tonn M. Ostergard                   2,558                   *
James R. Riha                         747                   *
H. Douglas Riley                   32,196                 9.14%
Theodore M. Seldin                 28,557  (b)            8.10%
D.L. Sommerhalder                   3,025  (c)              *
Rodney P. Vandeberg                 7,845  (d)            2.20%
Gail Werner-Robertson                   1                   *
Thomas E. Wolf                        978                   *

Directors & Executive Officers
As A Group  (15 persons)          195,763                55.56%

----------------------------
* Less than one percent.

(a) Includes 104 shares each under the Uniform Gift to Minors Act for Shelby Hilkemann, Marc P. Hilkemann, Adam D. Hilkemann and Kellie K. Hilkemann.

(b) Represents shares in Theodore Seldin Revocable Trust for which Mr. Seldin serves as Trustee.

(c) Includes 3,024 shares in the Delphin L. Sommerhalder Revocable Trust for which Mr. Sommerhalder serves as Trustee. Excludes 2,052 shares held by Mr. Sommerhalder's spouse in the Joy A. Sommerhalder Trust as to which he disclaims beneficial ownership.

(d) Excludes 2,308 shares held by Mr. Vandeberg's spouse as to which he disclaims beneficial ownership.

MANAGEMENT OF PACKERS

BOARD OF DIRECTORS

  The following table sets forth information as of the record date concerning the members of the Packers Board:


Name                           Age       Position with Packers & Business Experience
----                           ---  -----------------------------------------------------

Duane W. Acklie                 65  Director of Packers.  Chairman, Director and
                                    Shareholder of Crete Carrier Corporation

Dwight L. Clements              77  Director of Packers.  Retired President & Chairman
                                    of the Board of American Exchange Bank, Elmwood, NE

Pennie Z. Davis                 78  Director of Packers.  Chief Executive Officer of
                                    Greater Omaha Packing Co.

Paul Gutierrez                  54  Director of Packers.  Chairman of the Board of
                                    Midwest Maintenance Co., Inc.

Aaron C. Hilkemann              39  Director of Packers. President and
                                    Chief Operating Officer of Duncan Aviation Co.
                                    Lincoln, NE

Carol L. Kontor                 54  Director of Packers.  Retired Corporate Financial
                                    Director of ConAgra, Inc.

Patrick G. McNeil               40  Director of Packers.  Owner of McNeil Company, Inc.

Tonn M. Ostergard               37  Director of Packers.  President and CEO of Crete
                                    Carrier Corporation, Lincoln, NE

H. Douglas Riley                48  Director of Packers.  President and Treasurer of Doug
                                    Riley Enterprises, Inc.  Chairman of Impressive Labels,
                                    Inc. and Chairman of SuperFast Label Service, Inc.

Gail Werner-Robertson           34  Director of Packers.  President of GWR Financial and
                                    President of GWR Investments.  Director of Werner
                                    Enterprises, Inc.

Theodore M. Seldin              65  Director of Packers.  President of Seldin Development
                                    Company, Inc.

D.L. Sommerhalder               70  Director of Packers.  Chairman, President & Director
                                    Bank of Brady, Brady, NE

Rodney P. Vandeberg             60  Chairman of the Board of Packers.  Director,
                                    Chairman, President & CEO of First National Bank
                                    & Trust Co., Falls City, NE

Thomas E. Wolf                  52  Director of Packers.  President and Chairman of the
                                    Board of Platte Valley Bank, North Bend, NE

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Certain of the principal shareholders of Packers and the directors and executive officers of Packers and the Bank are presently customers of the Bank or are officers, directors or shareholders of corporations, or owners of a participation or other interest in entities or ventures which currently have or in the past have had transactions with the Bank. In order to comply with regulations promulgated under the Federal Reserve Act, such transactions are required to be made in the ordinary course of business of the Bank, on substantially the same terms, including interest rate, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not affiliated with the Bank or Packers and should not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate indebtedness to the Bank of its and Packers' principal shareholders, executive officers and directors and their affiliates, directly or indirectly, as of June 30, 1997, was $10,462,000 or approximately 58.2% of shareholders' equity at such date.

     No loans to any director or executive officer of Packers or the Bank or any of the respective "associates" of such person are past due, on non-accrual, restructured, considered a potential problem loan, or classified as substandard, doubtful or loss by regulatory examiners.

     As of the record date, the directors and executive officers of Packers owned approximately 195,763 shares of Packers Common Stock, representing 55.6% of such class. Such shares will be converted into shares of Norwest Common Stock in the Merger on the same basis as the shares of Packers Common Stock held by the other Packers shareholders. Each of the directors and executive officers of Packers has separately indicated his or her intention to vote in favor of the Merger.

           PACKERS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

GENERAL

     The following is Packers management's discussion and analysis of the significant factors affecting Packers' financial condition and results of operations. This should be read in conjunction with Packers' audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

     Packers, a one bank holding company headquartered in Omaha, Nebraska, derives substantially all of its revenues and income from the operation of its wholly-owned subsidiary, the Bank. The Bank is a full service, independent community bank that provides a full range of commercial banking services. See "INFORMATION ABOUT PACKERS AND THE BANK -- General". References to the operations of Packers include the operations of the Bank, unless the context otherwise requires.

     Packers's earnings depend primarily on the Bank's net interest income, the difference between the income earned on the Bank's loans and investments and the interest paid on its deposits. Among the factors affecting net interest income are the type, volume and quality of the Bank's assets, the type and volume of its deposits and the relative sensitivity of the Bank's interest earning assets and its interest bearing deposits to changes in interest rates. In addition, the Bank's income is significantly affected by the fees it receives from other banking services, by its required provisions for loan losses and by the level of its operating expenses. All aspects of the Bank's operations are affected generally by market, economic and competitive conditions.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

Financial Condition

     Total assets increased by $20.5 million during the twelve-month period ended June 30, 1997 and have grown by $5.5 million since December 31, 1996. Strong loan demand has resulted in loans increasing to $120.5 million at June 30, 1997 compared to $114.8 million at year end 1996 and $97.3 million at June 30, 1996.

     Deposits at June 30, 1997 totaled $146.1 million, an increase of more than $20 million from June 30, 1996 and $7.2 million from December 31, 1996. Time and savings deposits continue to account for most of the increases, resulting in an average rate paid for the first six months of 1997 of 4.12% compared to 3.85% for the same period a year ago.

     As of June 30, 1997, the bank remained in the "well-capitalized" category with the ratio of total capital to risk-weighted assets in excess of 15%.

Earnings Performance

     Net income for the six months ended June 30, 1997 was $1,005,000 compared to $617,000 for the same period in 1996. Net interest income on a taxable equivalent basis totaled $3,761,000 through June 30, 1997, an increase of $420,000 over the same period last year. The growth in loans resulted in an increase in the yield on total earning assets to 8.27% for the six months ended June 30, 1997 compared to 8.01% for the six months ended June 30, 1996, offsetting the increased cost of deposits.

     Provision for loan losses for the first six months of 1997 totaled $240,000 compared to $270,000 for the same period last year. Net charge offs for the first six months of this year have totaled $17,600 leaving a reserve for loan losses of $1,327,000 or 1.09% of total loans as of June 30, 1997.

     Non-Interest income for the first six months of 1997 increased by $172,000 to $823,000 primarily due to increases of $90,000 in deposit service charges and $111,400 in loan fees. Real estate loan production resulted in $100,000 in fees during the first six months of 1997 compared to $33,700 for the same period last year. With the closing of the Trust Department, there were no fees during 1997 compared to $47,600 for the first six months of 1996.

     Non-Interest Expense for the first six months of 1997 remained unchanged at $2,867,000.

YEARS ENDED DECEMBER 31, 1996 AND 1995

Financial Condition
                             12/31/96      12/31/95
                           ------------  ------------
Securities                 $ 32,016,700  $ 40,773,600
Loans (Gross)               114,753,800    86,059.800
Earning Assets              146,770,500   132,490,400
Total Assets                161,770,100   146,223,200

Demand Deposits            $ 34,436,000  $ 33,303,800
Time & Savings Deposits     104,455,800    92,860,900
Total Deposits              138,891,800   126,164,700
Total Equity                 17,439,300    16,102,300

Total assets increased by $15.5 million during 1996 to $161.8 million at December 31, 1996, an increase of 10.63% following an increase of $1.7 million or 1.19% during 1995.

     Earning assets increased $14.3 million during 1996 with loan growth of $28.7 million offsetting a reduction of $8.8 million in investment securities. The loan increase during 1996 followed a decline of $435,000 during 1995. Commercial loans accounted for more than $25 million of the growth during 1996 with consumer loans increasing despite a decline of $2.7 million in student loans. Securities were not replaced as they matured during the year, except where needed for asset diversification, liquidity or pledging.

     Total deposits grew 10.09% during 1996 to $138.9 million, primarily due to time and savings deposits which increased more than $11.5 million. Packers' overall rate paid for deposits during 1996 increased to 3.85% compared to 3.79% for 1995.


     Earnings Performance.

                                               12/31/96     12/31/95
                                             ----------   ----------

Net Interest Income (Taxable Equivalent)     $6,982,600   $6,479,300
Provision for Loan Losses                       520,200      185,700


Non-Interest Income                          1,706,000  1,229,500
Non-Interest Expense                         6,309,800  5,391,700
Net Income                                   1,119,800  1,418,700


Return on Average Assets                         0.75%      1.00%
Return on Average Equity                         6.72%      9.41%
Equity to Assets                                10.78%     11.01%
Loan Loss Reserve                                0.96%      1.00%
Net Interest Margin                              5.19%      5.06%
Loan-to-Deposit Ratio (Average)                 76.37%     70.14%


Consolidated net income for 1996 was $1,119,800 compared to $1,418,700 for 1995. Material, non-recurring expense, net of income taxes, totaled $396,100 including demolition of the office at 140th & West Center and write-off in conjunction with the anticipated closing of the Bank's trust department. Before the non-recurring expenses, return on assets (ROA) was 1.02% and return on equity (ROE) was 9.10%. ROA and ROE for net income were 0.75% and 6.72%, respectively, compared to 1.00% and 9.41% for 1995.


  Net Interest Income.

                                                  Years Ending December 31
                                              -------------------------------
                                             1996                          1995
                                            -------                       -------
                                 Avg.Bal.   Interest          Avg.Bal.   Interest
                                 (000's)    (000's)   Rate    (000's)     (000's)    Rate
                                 --------   -------  ------   --------   --------  -------

Loans                            $ 96,593     8,372    8.67%  $ 84,916      7,366  8.67%
Investment Securities              36,281     2,414    6.65%    38,870      2,589  6.66%
Fed Funds Sold                      1,787        94    5.26%     4,145        237  5.72%
                                 --------   -------    ----   --------    -------  ----
Total Earning Assets             $134,661    10,880    8.08%  $127,931     10,192  7.97%
                                 --------   -------    ----   --------    -------  ----


NOW Accounts                     $ 14,982       242    1.62%  $ 15,825        326  2.06%
Savings Accounts                   26,586       527    1.98%    27,378        610  2.23%
Money Market Deposit Accts          4,230       177    4.18%     3,288         70  2.13%
IRA Deposits                        6,921       380    5.49%     6,690        382  5.71%
Time Deposits
 -LESS THAN- $100M                 39,080     2,121    5.43%    34,480      1,859  5.39%
Time Deposits
 -GREATER THAN- $100M               4,336       251    5.79%     3,214        196  6.10%
                                 --------   -------    ----   --------    -------  ----
Total Interest Bearing
  Deposits                         96,135     3,698    3.85%    90,875      3,443  3.79%

Fed Funds Purchased                   417        19    4.56%       346         22  6.36%
Other Borrowed Money                3,116       180    5.78%     3,934        248  6.30%
                                 --------   -------    ----   --------    -------  ----
Total Interest Bearing
 Liabilities                     $ 99,668   $ 3,897    3.91%    95,155      3,713  3.90%
                                 --------   -------    ----   --------    -------  ----
Net Interest Income                         $ 6,983                       $ 6,479
                                            =======                       =======
Net Interest Rate Spread                               4.17%                       4.07%
                                                       ====                        ====
Net Interest Margin                                    5.19%                       5.06%
                                                       ====                        ====

Net interest income on a taxable equivalent basis increased $504,000 to $6,983,000 during 1996. Interest income on loans increased $1,006,000 due primarily to an increase of $25 million in commercial loans, while the overall yield on all loans remained at 8.67%.

Total interest bearing deposits increased $5.26 million during 1996 primarily in time deposits resulting in an increase in the average rate paid to 3.85% from 3.79% in 1995. The overall rate of interest bearing liabilities increased slightly to 3.91%.

The interest rate spread between earning assets and interest bearing liabilities increased from 4.07% to 4.17% during 1996, while the net interest margin remained strong at 5.19% compared to 5.06% for 1995.

     Provision for Loan Losses.

The provision for loan losses for 1996 totaled $520,200. The allowance for loan losses at December 31, 1996 was $1,104,600 and represents 0.96% of total loans. Net charge-offs for the year totaled $272,200 or 0.28% of average loans. Asset quality remains strong.

     Non-Interest Income.

The following table represents a summary of non-interest income:


                                                 Year Ending December 31
                                                 ------------------------
                                                     1996       1995
                                                 -----------  -----------

Trust Department                                  $   89,600  $  106,500
Service Charges on Deposit Accts.                    632,800     534,400
Loan Fees                                            575,300     280,800
Safe Deposit Box Rentals                              47,900      52,300
Retail Brokerage Fees                                 49,400      38,700
Correspondent Fees                                   118,500     107,700
Other Fees                                            86,900      66,500
Other Income                                         105,600      42,600
                                                  ----------  ----------
                                                  $1,706,000  $1,229,500
                                                  ==========  ==========

Other operating income increased 38.75% to $1,706,000. Service charges on deposits accounts, the largest source of fee income, rose 18.41% to $632,800 due to increases in individual fees, as well as more consistent charging of fees. Loan fees increased from $280,800 to $575,300 during the year which is a reflection of the new loan activity as well as the addition of the real estate loan production department which generated $132,000 in fees during 1996. The decrease in Trust Department fees was due to the closing of the department.

During 1996 procedures were started to close the trust department. No fees are projected to be earned during 1997.

     Non-Interest Expense.

The following table represents a summary of non-interest expenses:

                                     Year Ending December 31
                                     -----------------------
                                        1996         1995
                                     -----------  ----------
Personnel Expenses                    $3,007,200  $2,448,900
Occupancy Expense of Bank Premise        493,700     490,500
Furniture, Fixtures & Equipment          406,100     407,000
Data Processing Expense                  424,100     295,500
Telecommunications                        95,800      94,800
Delivery                                 171,700     169,200
Business Development                     327,600     235,500
Loan Fees                                198,100     371,900



Insurance                                 39,600      54,100
Professional Fees                         73,000      50,700
Processing Fees                           81,600      82,300
Processing Losses                         40,100      26,000
Stationary and Supplies                  168,100     111,100
Directors Fees                            44,400      30,500
Education                                 17,400      22,900
Miscellaneous Personnel                   61,900      39,600
Subscriptions & Publications              23,100      26,800
FDIC & State Assessments                  16,500     156,100
Goodwill Amortization                     50,800      56,300
Loss on Premises & Equipment             535,600     147,600
Miscellaneous Expenses                    33,400      74,400
                                      ----------  ----------
                                      $6,309,800  $5,391,700
                                      ==========  ==========

Non-interest expenses for 1996 include $601,400 for special charges for the demolition of the office at 140th and West Center Road prior to remodeling and for expenses associated with the closing of the trust department. Without such non-recurring expenses, total non-personnel expenses decreased $241,600 including a reduction in regulatory assessments of $139,600. Excluding the effects of the above mentioned non-recurring expenses, the Bank's overall efficiency ratio improved during the year to 65.70% from 69.94%.

INCOME TAXES

Packers is subject to Federal and Nebraska income taxes which fluctuate from period to period based upon Packers' earning performance. Income tax expense attributable to earnings before income taxes for 1996 and 1995 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax earnings before income taxes as a result of the following:


                                                                1995        1996
                                                             ----------  ----------
     Computed "expected" tax expense                         $ 541,000   $ 631,000
     Increase (reduction) in income taxes resulting from:
      State income taxes, net of Federal
       income tax benefit                                       40,000      38,000
      Goodwill amortization                                     20,000      19,000
      Utilization of acquired net operating losses                 ---     (25,000)
      Income from obligations of state and
       political subdivisions                                 (156,000)   (166,000)
      Other                                                     30,200     (59,100)
                                                             ---------   ---------

      Actual income tax expense                              $ 475,200   $ 437,900
                                                             =========   =========

REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weighting and other factors. Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as defined.

At December 31, 1996, the Bank was in the "well capitalized" category. To be categorized as "well capitalized", the Bank must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. The Bank's actual capital amounts and ratios are also presented below:

                                                        To be well
                                                     capitalized under
                                                     prompt corrective
                                    Actual          actions provisions
                              -------------------  --------------------
                                Amount     Ratio     Amount      Ratio
                              -----------  ------  -----------  -------
As of December 31, 1996:
 Total Capital
 (to risk-weighted assets)    $17,687,000   15.4%  $11,516,000   >10.0%
                                                                 -
 Tier 1 capital
 (to risk-weighted assets)     16,582,000   14.4     6,910,000   > 6.0
                                                                 -
 Tier 1 capital
 (to average assets)           16,582,000   10.5     7,861,000   > 5.0
                                                                 -

The consolidated capital amounts and ratios for Packers were not materially different from those of the Bank as disclosed above. Management believes Packers and the Bank meet all capital adequacy requirements.

CERTAIN SELECTED STATISTICAL INFORMATION

The following tables set forth certain comparative information with respect to Packers' operation as of the dates indicated.


     Securities
                                     December 31, 1996              December 31, 1995
                                 -------------------------      ------------------------
                                  Amortized      Estimated        Amortized    Estimated
                                    Cost           Market           Cost        Market
                                 -----------       Value         -----------    Value
                                              -------------                   -----------

U.S. Treasury securities         $ 3,987,500    $ 4,000,500      $ 7,128,000  $ 7,167,100
Securities of U.S. Government
 corporations, agencies and
 agency collateralilzed
 mortgage obligations             15,718,500     15,674,400       20,465,600   20,590,700
Obligations of states and
 political subdivisions           10,531,400     10,627,100       10,998,800   11,176,900
Other collateralized
 mortgage obligations                187,900        201,100          241,400      260,000
FHLB Stock                         1,479,900      1,479,900        1,366,200    1,366,200
Other Securities                      12,000         33,700          219,200      212,700
                                 -----------    -----------      -----------  -----------
                                 $31,917,200    $32,016,700      $40,419,200  $40,773,600
                                 ===========    ===========      ===========  ===========

Investment securities with a carrying value of $5,250,500 and $7,178,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes required by law.

The contractual maturity of investment securities at December 31, 1996 is shown below (mortgage-backed securities are included in the schedule based on average weighted lives):


                                                                       Estimated
                                                        Amortized       market
                                                           cost         value
                                                       ------------  ------------

     Due in one year or less                           $  7,221,200   $ 7,257,000
     Due after one year through five years               14,734,900    14,872,900
     Due after five years through ten years               4,408,000     4,355,700
     Due after ten years                                  4,061,200     4,017,400
     Federal Home Loan Bank stock                         1,479,900     1,479,900
     Farmer Mac stock                                        12,000        33,800
                                                       ------------   -----------
                                                       $ 31,917,200   $32,016,700
                                                       ============   ===========


     Loans.

A breakdown of loans at December 31, is as follows:

                                                           1996          1995
                                                       ------------   -----------

     Commercial and agricultural                       $ 29,144,700   $16,943,300
     Commercial and agricultural real estate             40,285,700    27,358,300
     Residential real estate                              8,275,400    13,824,900
     Individuals                                         27,316,700    15,700,700
     Students                                             8,079,100    10,811,300
     Credit Card                                          1,652,200     1,421,300
                                                       ------------   -----------
                                                       $114,753,800   $86,059,800
     Less allowance for loan losses                       1,104,600       856,600
                                                       ------------   -----------
                                                       $113,649,200   $85,203,200
                                                       ============   ===========

Loans are concentrated primarily in the Omaha metropolitan area. Also, because of correspondent banking relationships, there are agricultural, real estate and operating lines to borrowers across the State of Nebraska.

Transactions in the allowance for loan losses for the years ended December 31, 1996 and 1995 are summarized as follows:


                                         1996         1995
                                     ------------  -----------

     Balance at beginning of year     $  856,600    $ 835,400
                                      ----------    ---------
     Loans:
       Charged Off                      (339,500)    (243,700)
       Recoveries                         67,300       79,200
                                      ----------    ---------
              Net                     $ (272,200)   $(164,500)

     Provision for loan losses           520,200      185,700
                                      ----------    ---------
     Balance at end of year           $1,104,600    $ 856,600
                                      ==========    =========

     Depositor Accounts.

Depositor accounts at December 31 consisted of the following:


                                            1996          1995
                                        ------------  ------------

     Demand deposit                     $ 34,436,000  $ 33,303,800
     NOW                                  15,493,000    18,344,300
     Money Market                          7,049,100     2,693,000
     Savings                              25,454,000    24,163,100
     Certificates of Deposit and IRA      56,459,700    47,660,500
                                        ------------  ------------
                                        $138,891,800  $126,164,700
                                        ============  ============

Certificates of deposit with balances greater than $100,000 totaled approximately $5,362,000 in 1996 and $4,173,000 in 1995. Interest expense on these certificates was approximately $251,000 and $196,000 in 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of time deposits are approximately as follows:


          1997                    $35,706,000
          1998                     19,883,000
          1999                        857,000
          2000                         14,000
          2001 and thereafter             ---


                          CERTAIN REGULATORY AND OTHER
                      CONSIDERATIONS PERTAINING TO NORWEST

    Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

    As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest Common Stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

    Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

    Norwest's national banking subsidiaries are regulated primarily by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC and applicable state banking agencies. Norwest's federally insured banking subsidiaries and its savings and loan subsidiary are also subject to regulation by the FDIC.

    Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

    A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

    Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless it is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

    The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

    Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

    Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

    Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

    Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

    If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

    The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.


HOLDING COMPANY STRUCTURE

    Transfer of Funds from Banking Subsidiaries. Norwest's ""banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to covered transactions with all affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

    Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

    Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS""

    Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

    The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

    Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. As of June 30, 1997, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 11.03% and 9.11%, respectively.

    The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. As of June 30, 1997, Norwest's leverage ratio was 6.43%.

    The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

    Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

    Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

    Effective January 1, 1998, federal bank regulatory agencies will require banking organizations that engage in significant trading activity to calculate a charge for market risk. Organizations may opt to comply effective January 1, 1997. Significant trading activity, for this purpose, means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies if the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest has historically not engaged in significant trading activity.

    As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

    Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

    Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. As of June 30, 1997, all but one of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above. The one exception met all of the criteria for a well capitalized institution, except that its risk-adjusted total capital ratio was 9.92% as of June 30, 1997. This subsidiary's deposits and risk-adjusted assets represented, respectively, less than 4% of Norwest's total deposits and total risk-adjusted assets.

    A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

    The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of
(a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

    Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE

     The FDIC insures the deposits of Norwest's depository institution subsidiaries through the Bank Insurance Fund (BIF) or, in the case of deposits held by banking subsidiaries as a result of savings and loan associations acquired by Norwest, through the Savings Association Insurance Fund (SAIF). The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

   Deposits insured by SAIF are currently assessed at the BIF rate of zero to 27 cents per $100 of domestic deposits. The SAIF assessment rate may increase or decrease as is necessary to maintain the designated SAIF reserve ratio of 1.25% of insured deposits.

     Effective January 1, 1997, all FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. Until December 31, 1999 or when the last savings and loan association ceases to exist, whichever occurs first, depository institutions will pay approximately 6.4 cents per $100 of SAIF-assessable deposits and approximately 1.3 cents per $100 of BIF-assessable deposits.

     Subject to certain conditions, BIF and SAIF will be merged into one insurance fund effective January 1, 1999.

FISCAL AND MONETARY POLICIES


     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

     The financial services industry is highly competitive. Norwest's subsidiaries compete with traditional financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Packers Management Company, Inc. and subsidiary as of December 31, 1996 and 1995 and for each of the years then ended included in this Proxy Statement-Prospectus are included herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Stanley S. Stroup, Executive Vice President and General Counsel of Norwest, has rendered a legal opinion that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. As of the date of this Proxy Statement-Prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of options exercisable within 60 days from the date of this Proxy Statement-Prospectus is, in the aggregate, less than 0.1% of the outstanding shares of Norwest Common Stock.

     The material U.S. Federal income tax consequences of the Merger to Packers' shareholders will be passed upon for Packers by the law firm of Perry, Guthery, Haase & Gessford, P.C., Lincoln, Nebraska


                   INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1996. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. Packers shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                      WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest Common Stock to be issued to Packers shareholders in the Merger. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider in deciding how to vote on the Merger is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979. See "WHAT INCORPORATED BY REFERENCE MEANS" at the beginning of this document.

     The Norwest documents that have been incorporated by reference consist of:

     - Norwest's annual report on Form 10-K for the year ended December 31, 1996;

     - Norwest's quarterly report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     - Norwest's current reports on Form 8-K dated January 16, 1997 (filed January 23, 1997), April 14, 1997 (filed April 21, 1997), June 3, 1997
        (filed June 10, 1997) and July 14, 1997 (filed July 21, 1997;

     - Norwest's current report on Form 8-K dated October 10, 1997 (filed October 14, 1997) containing a description of the Norwest Common Stock; and

     - Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 14, 1997, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                               Norwest Corporation
                               Corporate Secretary
                               Norwest Center
                               Sixth and Marquette
                               Minneapolis, MN 55479-1026

     To ensure delivery of the copies in time for the special meeting, your request should be received by Norwest by __________.

------------------------------------------------------------------------------
     IN DECIDING HOW TO VOTE ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. NEITHER NORWEST NOR PACKERS HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED OCTOBER __, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING TO YOU OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE TO YOU OF SHARES OF NORWEST COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.
------------------------------------------------------------------------------

                       PACKERS MANAGEMENT COMPANY, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                          Consolidated Balance Sheets
                            June 30, 1997 and 1996
                                  (Unaudited)


                        Assets                                                             1997              1996
                       --------
Assets:
         Cash and due from banks                                                      $  10,036,000         7,687,000
         Investment securities, available-for-sale                                       29,143,000        35,266,000
         Securities purchased under agreement to resell574,00017,000
         Loans                                                                          120,463,000        97,294,000
         Bank premises and equipment                                                      5,067,000         4,567,000
         Interest earned, not collected                                                   1,462,000         1,352,000
         Other assets                                                                       227,000           231,000
         Goodwill, net of amortization                                                      329,000           379,000
                                                                                      -------------       -----------
                  Total assets                                                          167,301,000       146,793,000
                                                                                       ============       ===========

         Liabilities and Stockholders' Equity
        -------------------------------------

Liabilities:
         Depositor accounts                                                            $146,095,000       125,471,000
         Securities sold under agreement to repurchase                                      473,000                 0
         Treasury tax and loan note payable                                                 965,000         1,000,000
         Advances from Federal Home Loan Bank                                                     0         2,550,000
         Interest payable                                                                   427,000           311,000
         Other liabilities                                                                  768,000           860,000
                                                                                       ------------       -----------
                  Total liabilities                                                     148,728,000       130,192,000
                                                                                       ------------       -----------
Stockholders' equity:
         Common stock, $2.50 par value.  Authorized
            500,000 shares; issued and outstanding 378,330 shares
            in 1997 and 378,330 in 1996                                                     946,000           950,000
         Surplus                                                                            802,000           594,000
         Retained earnings                                                               17,382,000        15,944,000
         Unrealized gains on available-for-sale investment securities                        38,000          (140,000)
                                                                                       ------------       -----------
                                                                                         19,168,000        17,348,000
         Less cost of 25,968 and 30,636 shares of common stock
           in treasury in 1997 and 1996, respectively                                       595,000           747,000
                                                                                       ------------       -----------
                  Total stockholders' equity                                             18,573,000        16,601,000
                                                                                       ------------       -----------
Commitments:
                  Total liabilities and stockholders' equity                           $167,301,000       146,793,000
                                                                                       ============       ===========

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                      Consolidated Statements of Earnings
               Six Months ended June 30, 1997 and June 30, 1996
                                  (Unaudited)


                                                                                     6/30/97          6/30/96

Interest revenue:
         Loans                                                                     $5,200,000       3,976,000
         U.S. government obligations                                                  545,000         688,000
         Obligations of states and political subdivisions                             246,000         264,000
         Federal funds sold, net                                                            0          69,000
         Collateralized mortgage obligations and other securities                     107,000         192,000
                                                                                   ----------      ----------
                  Total interest revenue                                            6,098,000       5,189,000
                                                                                   ----------      ----------
Interest expense on deposits:
         NOW accounts                                                                 116,000         122,000
         Savings accounts                                                             239,000         267,000
         Money market accounts                                                        206,000          57,000
         Certificates of deposit and IRA's                                          1,682,000       1,323,000
         Other                                                                         94,000          79,000

                  Total interest expense on deposits                                2,337,000       1,848,000
                                                                                   ----------      ----------
                  New interest revenue                                              3,761,000       3,341,000

Provision for loan losses                                                             240,000         270,000
                                                                                   ----------      ----------
                  Net interest revenue after
                     provision for loan losses                                      3,521,000       3,071,000

Other operating income                                                                823,000         651,000

Other operating expense                                                             2,867,000       2,864,000
                                                                                   ----------      ----------
                  Earnings before income taxes                                      1,477,000         858,000

Income taxes                                                                          472,000         241,000
                                                                                   ----------      ----------
                  Net earnings                                                     $1,005,000         617,000
                                                                                   ==========      ==========

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
               Six Months ended June 30, 1997 and June 30, 1996
                                  (Unaudited)

                                                                             Unrealized                      Total
                                     Common                   Retained         gains         Treasury    Stockholders'
                                     Stock       Surplus      Earnings        (losses)         Stock        Equity
                                  ----------    ---------    ----------      ---------      ---------    ------------
Balance at December 31, 1995       $ 950,000     404,000     15,327,000        234,000       (813,000)    16,102,000

Net Earnings                                                    617,000                                       617,000

Purchase of 932 shares
     of treasury stock                                                                        (42,000)        (42,000)

Treasury Stock Adjustment
     to FIFO

Sale of 6,499 shares of
     treasury stock                              190,000                                      108,000         298,000

Change in net unrealized
     gains (available-for-sale
     investment securities                                                    (374,000)                      (374,000)
                                  ----------    ---------    ----------      ---------      ---------    ------------

Balance at June 30, 1996             950,000     594,000     15,944,000       (140,000)      (747,000)     16,601,000

Balance at December 31, 1996         946,000     699,000     16,377,000         65,000       (648,000)     17,439,000

Net Earnings                                                  1,005,000                                     1,005,000

Purchase and retirement
     of 1 shares of
     common stock

Sale of 3,199 shares of
     treasury stock                              103,000                                       53,000         156,000

Change in net unrealized
     gains (available-for-sale
     investment securities                                                     (27,000)                       (27,000)
                                  ----------    ---------    ----------      ---------      ---------    ------------
Balance at June 30, 1997           $ 946,000     802,000     17,382,000         38,000       (595,000)     18,573,000
                                  ==========    =========    ==========      =========      =========    ============

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                                   Cash Flow
                  Six Months ended June 30, 1997 and June 30, 1996
                                  (Unaudited)

                                                       Six months ended      Six months ended
                                                          6/30/1997             6/30/1996
                                                       ----------------      ---------------
Cash flows from operating activities
   Net earnings                                               1,005,000              617,000
   Adjustments to reconcile net earnings
     to net cash provided by operating activities:

   Depreciation and amortization                                207,000              214,000
   Provision for loan loss                                      240,000              270,000
   Changes in assets and liabilities:
     Interest earned, not collected                               3,000               18,000
     Other assets                                               125,000              (18,000)
     Interest payable                                            48,000              (24,000)
     Other liabilities                                         (691,000)            (148,000)
                                                       ----------------      ---------------
         Net cash provided by operating activities              937,000              929,000
                                                       ----------------      ---------------
Cash flows from investing activites
   Net additions to premises and equipment                      (41,000)            (672,000)
   Net proceeds from maturities of investment securities,
     available for sale                                       2,833,000            4,941,000
   Increase in loans                                         (7,054,000)         (12,361,000)
   (Increase) decrease in securities purchased under
     agreement to resell                                       (574,000)           5,640,000
                                                       ----------------      ---------------
         Net cash used in investing activities               (4,836,000)          (2,452,000)
                                                       ----------------      ---------------
Cash flows from financing activities:
   Increase (decrease) in depositor accounts                  7,203,000             (694,000)
   Decrease in securities sold under agreement
     to repurchase                                           (2,343,000)
   Increase in treasury tax and loan payable194,000                                  580,000
   Net proceeds from FHLB advances                                    -              550,000
   Purchase of common stock                                           -              (42,000)
   Sale of treasury stock                                       156,000              298,000
                                                       ----------------      ---------------
         Net cash provided by financing activities            5,210,000              692,000
                                                       ----------------      ---------------
Net increase (decrease) in cash and due from banks            1,311,000             (831,000)

Cash and due from banks at beginning of period                8,725,000            8,518,000
                                                       ----------------      ---------------
Cash and due from banks at end of period                     10,036,000            7,687,000
                                                       ================      ===============

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                Consolidated Financial Statements and Schedules
                          December 31, 1996 and 1995

                  (With Independent Auditors' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Packers Management Company, Inc.:


We have audited the accompanying consolidated balance sheets of Packers Management Company, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Packers Management Company, Inc. and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating and supplementary information in Schedules 1 through 3 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


                                    KPMG Peat Marwick LLP


Lincoln, Nebraska
January 17, 1997

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY
                          Consolidated Balance Sheets

                           December 31, 1996 and 1995


                        REVISED AS OF SEPTEMBER 9, 1997

                            Assets                                   1996          1995
                          ---------                               ------------  -----------
Assets:
 Cash and due from banks                                          $  8,724,858    8,517,545
 Investment securities, available-for-sale (note 2)                 32,016,672   40,773,638
 Securities purchased under agreement to resell                              -    5,657,000
 Loans (note 3)                                                    113,649,236   85,203,215
 Bank premises and equipment (note 4)                                5,207,608    4,083,804
 Interest earned, not collected                                      1,465,569    1,369,636
 Other assets                                                          352,172      213,533
 Goodwill, net of amortization                                         353,980      404,800
                                                                  ------------  -----------
            Total assets                                          $161,770,095  146,223,171
                                                                  ============  ===========

                Liabilities and Stockholders' Equity
               -------------------------------------

Liabilities:
 Depositor accounts (note 5)                                      $138,891,760  126,164,660
 Securities sold under agreement to repurchase                       2,816,000            -
 Treasury tax and loan note payable                                    770,943      420,316
 Advances from Federal Home Loan Bank (note 6)                               -    2,000,000
 Interest payable                                                      379,231      335,183
 Other liabilities (note 7)                                          1,472,905    1,200,689
                                                                  ------------  -----------
            Total liabilities                                      144,330,839  130,120,848
                                                                  ------------  -----------

Stockholders' equity:
 Common stock, $2.50 par value.  Authorized
  500,000 shares; issued and outstanding 378,330 shares
  in 1996 and 380,000 in 1995                                          945,825      950,000
 Surplus                                                               698,789      404,464
 Retained earnings                                                  16,377,155   15,327,449
 Unrealized gains on available-for-sale investment securities           65,652      233,888
                                                                  ------------  -----------
                                                                    18,087,421   16,915,801
 Less cost of 29,166 and 39,065 shares of common stock
  in treasury in 1996 and 1995, respectively                           648,165      813,478
                                                                  ------------  -----------

            Total stockholders' equity                              17,439,256   16,102,323
                                                                  ------------  -----------
Commitments (note 8)
            Total liabilities and stockholders' equity            $161,770,095  146,223,171
                                                                  ============  ===========

See accompanying notes to consolidated financial statements.

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY
                      Consolidated Statements of Earnings

                    Years ended December 31, 1996 and 1995

                                                                 1996        1995
                                                              -----------  ---------
Interest revenue:
 Loans                                                        $ 8,366,429  7,366,156
 U.S. Government obligations                                    1,304,895  1,283,743
 Obligations of states and political subdivisions                 526,605    539,953
 Federal funds sold, net                                           93,275    236,544
 Collateralized mortgage obligations and other securities         323,328    490,841
                                                              -----------  ---------

            Total interest revenue                             10,614,532  9,917,237
                                                              -----------  ---------

Interest expense on deposits:
 NOW accounts                                                     241,835    325,946
 Savings accounts                                                 527,260    609,952
 Money market accounts                                            176,732     69,813
 Certificates of deposit and IRAs (note 5)                      2,752,406  2,437,227
 Other                                                            197,289    269,768
                                                              -----------  ---------

            Total interest expense on deposits                  3,895,522  3,712,706
                                                              -----------  ---------

            Net interest revenue                                6,719,010  6,204,531

Provision for loan losses (note 3)                                520,200    185,701
                                                              -----------  ---------
            Net interest revenue after
              provision for loan losses                         6,198,810  6,018,830

Other operating income                                          1,706,019  1,229,473

Other operating expense                                         6,309,789  5,391,689
                                                              -----------  ---------

            Earnings before income taxes                        1,595,040  1,856,614

Income taxes (note 7)                                             475,215    437,905
                                                              -----------  ---------

            Net earnings                                      $ 1,119,825  1,418,709
                                                              ===========  =========

See accompanying notes to consolidated financial statements.

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY
                Consolidated Statements of Stockholders' Equity

                    Years ended December 31, 1996 and 1995

                        REVISED AS OF SEPTEMBER 9, 1997


                                                                   Unrealized                   Total
                                  Common               Retained       gains      Treasury   stockholders'
                                  stock     Surplus    earnings     (losses)      stock         equity
                                ----------  --------  -----------  ----------  ----------   -------------

Balance at December 31, 1994     $950,000   394,324   13,908,740     (441,783)   (698,914)     14,112,367

Net earnings                            -         -    1,418,709            -           -       1,418,709

Purchase of 2,856 shares
 of treasury stock                      -         -            -                 (117,182)       (117,182)

Treasury stock adjustment
 to FIFO                                -     2,460            -            -      (2,460)              -

Sale of 304 shares of
 treasury stock                         -     7,680            -            -       5,078          12,758

Change in net unrealized
 gains (available-for-sale
 investment securities)                 -         -            -      675,671           -         675,671
                                ----------  --------  -----------  ----------  ----------   -------------

Balance at December 31, 1995      950,000   404,464   15,327,449      233,888    (813,478)     16,102,323

Net earnings                            -         -    1,119,825            -           -       1,119,825

Purchase and retirement
 of 1,670 shares of
 common stock                      (4,175)   (1,737)     (70,119)           -           -         (76,031)

Sale of 9,899 shares of
 treasury stock                         -   296,062            -            -     165,313         461,375

Change in net unrealized
 gains (available-for-sale
 investment securities)                 -         -            -     (168,236)          -        (168,236)
                                ----------  --------  -----------  ----------  ----------   -------------

Balance at December 31, 1996     $945,825   698,789   16,377,155       65,652    (648,165)     17,439,256
                                ==========  ========  ===========  =========== ==========   =============

See accompanying notes to consolidated financial statements.

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY
                     Consolidated Statements of Cash Flows

                    Years ended December 31, 1996 and 1995



                                                                              1996          1995
                                                                          ------------   ----------

Cash flows from operating activities:
 Net earnings                                                             $  1,119,825    1,418,709
 Adjustments to reconcile net earnings
   to net cash provided by operating activities:
    Depreciation and amortization                                              431,422      455,058
    Loss on premises and equipment                                             535,613      135,242
    Deferred income taxes                                                     (430,500)    (184,500)
    Provision for loan losses                                                  520,200      185,701
    Changes in assets and liabilities:
     Interest earned, not collected                                            (95,933)     137,637
     Other assets                                                             (138,639)      63,384
     Interest payable                                                           44,048       61,819
     Other liabilities, excluding deferred income taxes                        789,383     (268,762)
                                                                          ------------   ----------
            Net cash provided by operating activities                        2,775,419    2,004,288
                                                                          ------------   ----------
Cash flows from investing activities:
 Additions to premises and equipment                                        (2,049,319)    (192,385)
 Proceeds from sale of equipment                                                 9,300       12,355
 Purchases of investment securities, available-for-sale                     (3,747,310)  (4,874,430)
 Proceeds from maturities of investment securities, available-for-sale      11,255,936    7,168,505
 Proceeds from sales of investment securities, available-for-sale              993,437            -
 (Increase) decrease in loans, net of provision for loan losses            (28,966,221)     270,552
 (Increase) decrease in securities purchased under agreement to resell       5,657,000   (5,656,000)
                                                                          ------------   ----------
            Net cash used in investing activities                          (16,847,177)  (3,271,403)
                                                                          ------------   ----------
Cash flows from financing activities:
 Increase in depositor accounts                                             12,727,100    2,665,287
 Increase in securities sold under agreement to repurchase                   2,816,000            -
 Increase in treasury tax and loan note payable                                350,627      221,233
 Payments of Federal Home Loan Bank advances                                (2,000,000)  (3,118,000)
 Purchase of common stock                                                      (76,031)    (117,182)
 Sale of treasury stock                                                        461,375       12,758
                                                                          ------------   ----------
            Net cash provided by (used in) financing activities             14,279,071     (335,904)
                                                                          ------------   ----------
Net increase (decrease) in cash and due from banks                             207,313   (1,603,019)
Cash and due from banks at beginning of year                                 8,517,545   10,120,564
                                                                          ------------   ----------
Cash and due from banks at end of year                                    $  8,724,858    8,517,545
                                                                          ============   ==========
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest                                                               $  3,851,474    3,630,449
   Income taxes                                                                522,030    1,000,708
                                                                          ============   ==========

See accompanying notes to consolidated financial statements.

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1996 and 1995



(1) Summary of Significant Accounting Policies
    ------------------------------------------

   (a)  ORGANIZATION

     Packers Management Company, Inc. (the Company) is a one-bank holding company that owns all of the outstanding common stock of Packers Bank (the
     Bank), formerly Packers Nebraska Bank & Trust Co., Omaha, Nebraska. The Bank conducts a general commercial banking business in the Omaha, Nebraska area.

   (b)  INVESTMENT SECURITIES

     Investment securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and for accretion of discounts which are recognized as adjustments to interest income. Gain or losses on the sale of investment securities classified as held-to-maturity are recognized only upon realization using the specific-identification method. Investment securities classified as available-for-sale are carried at fair market value and any provision for net unrealized gains or losses are recorded as an adjustment to stockholders' equity, net of income taxes. The Company had no investments held-to-maturity or held for trading purposes. All of the Company's investment securities are classified as available-for-sale.

   (c)  LOANS

     Loans that management has the intent and ability to hold for the foreseeable future or pay-off are reported at their outstanding principal adjusted for any charge-offs and the allowance for loan losses.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

   (d)  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans, and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments and current and anticipated economic conditions that may affect the borrowers' ability to pay.


                                                            (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(1) Summary of Significant Accounting Policies, (Continued)
    ------------------------------------------------------

   (d) ALLOWANCE FOR LOAN LOSSES, CONTINUED

     Management believes that the allowance for loan losses is adequate. While management used available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's allowance for loan losses. Such agencies may require the subsidiary bank to recognize additions to the respective allowances based on their judgments of information available to them at the time of their examination.

   (e)  ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The allowance for loan losses and related provision as described above presents the significant area requiring management's judgment and estimate. Actual results could differ from those estimates.

   (f)  IMPAIRED LOANS

     Financial Accounting Standards (FAS) No. 114, ACCOUNTING FOR IMPAIRMENT OF A LOAN, addresses the accounting by creditors for impairment of certain loans. It is applicable to all loans, uncollateralized as well as collateralized, and includes loans that are restructured in a troubled debt restructuring involving a modification of terms. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This Statement clarifies that a creditor should evaluate the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual.

     The Bank has determined the effects of FAS No. 114 are immaterial on these consolidated financial statements.

   (g)  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method for financial reporting purposes and on accelerated methods for tax reporting purposes.

                                                            (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(1) Summary of Significant Accounting Policies, (Continued)
    ------------------------------------------------------

   (h)  GOODWILL

     Goodwill relates to the cost of the acquisition in excess of the fair value of Nebraska National Bank in 1993 and is being amortized on a straight-line basis over 10 years.

   (i)  PROFIT-SHARING PLAN

     The Company has a qualified noncontributory trusteed profit-sharing plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. The 1996 and 1995 contributions to the plan and expenses were approximately $129,000 and $98,000, respectively.

     The Company also sponsors a qualified contributory 401(k) profit-sharing plan covering eligible full-time employees. Bank contributions provided for by the plan equal 50 percent of the participant's contributions not to exceed 3 percent of the participant's compensation. The Company contributed and expensed approximately $17,000 and $20,000 in 1996 and 1995, respectively.

   (j)  INCOME TAXES

     The Company and the Bank file consolidated corporate income tax returns.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (k)  CASH EQUIVALENTS

     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

   (l)  RECLASSIFICATIONS

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation.


                                                                     (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Investment Securities
     ---------------------

  A breakdown of investment securities, classified as available-for-sale, at December 31 is as follows:


                                                      Gross       Gross      Estimated
                                       Amortized    unrealized  unrealized    market
                1996                      cost        gains       losses      value
              --------                ------------  ----------  ----------  ----------

     U.S. Treasury securities          $ 3,987,530      24,008      11,051   4,000,487
     Securities of U.S. Government
       corporations, agencies and
       agency collateralized
       mortgage obligations             15,718,482      81,612     125,718  15,674,376
     Obligations of states and
       political subdivisions           10,531,395     106,772      11,096  10,627,071
     Other collateralized
       mortgage obligations                187,893      13,195           -     201,088
     FHLB stock                          1,479,900           -           -   1,479,900
     Other securities                       12,000      21,750           -      33,750
                                      ------------  ----------  ----------  ----------
                                       $31,917,200     247,337     147,865  32,016,672
                                      ============  ==========  ==========  ==========

              1995
            --------

     U.S. Treasury securities            7,128,032      51,187      12,082   7,167,137
     Securities of U.S. Government
       corporations, agencies and
       agency collateralized
       mortgage obligations             20,465,603     210,012      84,919  20,590,696
     Obligations of states and
       political subdivisions           10,998,833     187,335       9,240  11,176,928
     Other collateralized
       mortgage obligations                241,431      18,562           -     259,993
     FHLB stock                          1,366,200           -           -   1,366,200
     Other securities                      219,164           -       6,480     212,684
                                      ------------  ----------  ----------  ----------                                        ------
                                       $40,419,263     467,096     112,721  40,773,638
                                      ============  ==========  ==========  ==========

                                                            (Continued)

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(2)  Investment Securities, (Continued)
     ---------------------------------

  Collateralized mortgage obligations (CMOs) of $1,764,819 and $2,884,917 at December 31, 1996 and 1995, respectively, with an aggregate market value of $1,747,330 and $2,869,291 at December 31, 1996 and 1995, respectively, were included in the totals above.

  Investment securities having a carrying value of $5,250,454 and $7,178,032 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes required by law.

  The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Mortgage-backed securities are included in the schedule using maturities based on average weighted lives as determined by the Company using outside sources. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of accelerated principal prepayments.


                                                                Estimated
                                                   Amortized      market
                                                      cost        value
                                                  ------------  ----------
        Due in one year or less                    $ 7,221,227   7,256,968
        Due after one year through five years       14,734,927  14,872,934
        Due after five years through ten years       4,408,011   4,355,715
        Federal Home Loan Bank stock                 1,479,900   1,479,900
        Farmer Mac stock                                12,000      33,750
        Due after ten years                          4,061,135   4,017,405
                                                   -----------  ----------

                                                   $31,917,200  32,016,672
                                                   ===========  ==========

  Proceeds from sales of investments in debt securities for 1996 were $993,437. Gross losses of $3,855 were realized on those sales.


                                                                     (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(3)    Loans
       -----
  A breakdown of loans at December 31 is as follows:

                                                      1996          1995
                                                   ------------  ----------
       Commercial and agricultural                 $ 29,144,664  16,943,329
       Commercial and agricultural real estate       40,285,748  27,358,296
       Residential real estate                        8,275,385  13,824,923
       Individuals                                   27,316,701  15,700,703
       Students                                       8,079,163  10,811,320
       Credit card                                    1,652,155   1,421,256
                                                   ------------  ----------
                                                    114,753,816  86,059,827
       Less allowance for loan losses                 1,104,580     856,612
                                                   ------------  ----------
                                                   $113,649,236  85,203,215
                                                   ============  ==========

  Certain directors of the Bank and certain corporations and individuals related to such persons incurred indebtedness, in the form of loans, as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. These loans totaled approximately $8,057,000 and $6,950,000 at December 31, 1996 and 1995, respectively.

  Loans are concentrated primarily in the Omaha metropolitan area. Also, because of correspondent banking relationships, there are agricultural, real estate and operating lines to borrowers across the state of Nebraska.

  Transactions in the allowance for loan losses for the years ended December 31, 1996 and 1995 are summarized as follows:


                                    1996        1995
                                 ----------   --------
Balance at beginning of year     $  856,612    835,394
                                 ----------   --------
Loans:
 Charged off                       (339,484)  (243,743)
 Recoveries                          67,252     79,260
                                 ----------   --------
           Net                     (272,232)  (164,483)
                                 ----------   --------
Provision for loan losses           520,200    185,701
                                 ----------   --------
Balance at end of year           $1,104,580    856,612
                                 ==========   ========

  The Bank does not have a significant amount of loans on nonaccrual status.


                                                            (Continued)

                       PACKERS MANAGEMENT COMPANY, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(4)  Bank Premises and Equipment
     ---------------------------

  The detail of bank premises and equipment at December 31 follows:



                                                                           1996          1995
                                                                        ------------  -----------

       Banking premises and leasehold improvements                      $  6,604,373    5,805,325
       Furniture and equipment                                             1,679,198    1,600,892
       Vehicles                                                               80,009       93,410
       Computers and computer software                                       636,137      670,016
       Construction in progress                                                    -       34,615
                                                                        ------------  -----------
                                                                           8,999,717    8,204,258
       Less accumulated depreciation                                       3,792,109    4,120,454
                                                                        ------------  -----------
                                                                        $  5,207,608    4,083,804
                                                                        ============  ===========


 (5)    Depositor Accounts
        ------------------

 Depositor accounts at December 31 consisted of the following:

                                                                            1996         1995
                                                                       ------------   -----------

       Demand deposit                                                   $ 34,436,038   33,303,800
       NOW                                                                15,492,929   18,344,266
       Money market                                                        7,049,101    2,693,000
       Savings                                                            25,454,008   24,163,108
       Certificates of deposit and IRA                                    56,459,684   47,660,486
                                                                        ------------  -----------
                                                                        $138,891,760  126,164,660
                                                                        ============  ===========

  Certificates of deposit with balances greater than $100,000 totaled approximately $5,362,000 in 1996 and $4,173,000 in 1995. Interest expense on these certificates was approximately $251,000 and $196,000 in 1996 and 1995, respectively.

  At December 31, 1996, the scheduled maturities of time deposits are approximately as follows:

               1997                    $35,706,000
               1998                     19,883,000
               1999                        857,000
               2000                         14,000
               2001 and thereafter               -
                                       ===========


                                                            (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(6)  Advances from Federal Home Loan Bank
     ------------------------------------

  At December 31, 1995, the Company was indebted to the Federal Home Loan Bank for borrowings totaling $2,000,000. The borrowings matured and were paid on December 31, 1996. The advance had a variable interest rate of 6.25% at December 31, 1995.


(7)  Income Taxes
     ------------

  Income tax expense (benefit) attributable to earnings before income taxes consisted of:

                                       Current     Deferred      Total
                                      ---------  ------------   -------
     Year ended December 31, 1996:
       U.S. Federal                    $757,715      (343,500)  414,215
       State and local                   61,000             -    61,000
                                      ---------  ------------   -------

                                       $818,715      (343,500)  475,215
                                       ========  ============   =======

     Year ended December 31, 1995:
       U.S. Federal                     564,405      (184,500)  379,905
       State and local                   58,000             -    58,000
                                      ---------  ------------   -------

                                       $622,405      (184,500)  437,905
                                       ========  ============   =======


  Income tax expense attributable to earnings before income taxes for 1996 and 1995 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax earnings before income taxes as a result of the following:

                                                           1996       1995
                                                        ----------  --------
Computed "expected" tax expense                         $ 541,000    631,000
Increase (reduction) in income taxes resulting from:
 State income taxes, net of Federal
  income tax benefit                                       40,000     38,000
 Goodwill amortization                                     20,000     19,000
 Utilization of acquired net operating losses                   -    (25,000)
 Income from obligations of state
  and political subdivisions                             (156,000)  (166,000)
 Other                                                     30,215    (59,095)
                                                        ----------  --------

Actual income tax expense                               $ 475,215    437,905
                                                        =========   ========


                                                            (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(7)  Income Taxes, (Continued)
     ------------------------

  The approximate tax effects of temporary differences that gave rise to significant portions of the net deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                       1996       1995
                                                     --------   -------
Deferred tax liabilities:
 FAS No. 115 adjustment for financial statements     $ 33,000   120,000
 Allowance for loan losses, less than the
  deduction for Federal income tax purposes           120,000   297,000
 Bank premises and equipment, principally
  due to differences in depreciation                  303,000   332,000
 Investment securities                                 46,000   158,000
 Other                                                (40,000)  (14,500)
                                                     --------   -------

     Net deferred tax liabilities                    $462,000   892,500
                                                     ========   =======

  The income taxes payable of approximately $325,000 in 1996 and $54,000 in 1995 and the net deferred tax liabilities above are included in other liabilities in the consolidated balance sheets. The FAS No. 115 deferred taxes were netted against the unrealized gains in a separate component of stockholders' equity.

(8)  Commitments
     -----------

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The Bank's exposure to credit loss in the event of nonperformance by the other party to financial instruments is represented by the contracted national amount of these instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.



                                                            (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(8)  Commitments, (Continued)
     -----------------------

  The Bank has outstanding commitments under commercial lines of credit and unused letters of credit of approximately $18,152,000 and $1,668,000, respectively, at December 31, 1996. Commitments to extend credit represent contractual commitments to make loans and revolving credits. Commitments generally have fixed expiration dates or other termination clauses and require the payment of a fee. Since commitments may expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.

  The Bank was acting as agent for approximately $38,528,000 and $51,476,000 of Federal funds and repurchase agreements at December 31, 1996 and 1995, respectively.

(9)  Regulatory Compliance
     ---------------------

  The audit procedures applied to the Bank were also performed in accordance with the State of Nebraska, Department of Banking Rule 45 NAC 24 and Rule 45 NAC 25. The Company's audit firm has met the tests of independence as specified by the Nebraska Department of Banking and Finance and is in fact independent of the Bank.

(10) Regulatory Capital Requirements
     -------------------------------

  The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors. Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined.


                                                            (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(10) Regulatory Capital Requirements, (Continued)
     -------------------------------------------

  At December 31, 1996, the Bank was in the "well capitalized" category. To be categorized as "well capitalized" the Bank must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. The Bank's actual capital amounts and ratios are also presented below:

                                                                                        To be well
                                                                                    capitalized under
                                                                  For Capital       prompt corrective
                                              Actual          adequacy purposes     actions provisions
                                    ----------------------   --------------------   ------------------
                                        Amount       Ratio     Amount       Ratio     Amount     Ratio
                                    ------------    ------   -----------   ------   ----------- -------
As of December 31, 1996:
 Total capital
  (to risk-weighted assets)          $17,687,000      15.4%   $9,213,000    >8.0%   $11,516,000   >10.0%
                                                                            -                     -
 Tier 1 capital
  (to risk-weighted assets)           16,582,000      14.4%    4,607,000    >4.0%     6,910,000   > 6.0%
                                                                            -                     -
 Tier 1 capital
  (to average assets)                 16,582,000      10.5%    6,288,000    >4.0%     7,861,000   > 5.0%
                                                                            -                     -

As of December 31, 1995:
 Total capital
  (to risk-weighted assets)           16,547,000     16.46%    8,043,000    >8.0%    10,054,000   >10.0%
                                                                            -                     -
 Tier 1 capital
  (to risk-weighted assets)           15,690,000     15.61%    4,021,000    >4.0%     6,032,000   > 6.0%
                                                                            -                     -
 Tier 1 capital
  (to average assets)                 15,690,000     10.58%    5,932,000    >4.0%     7,416,000   > 5.0%
                                                                            -                     -

  The consolidated capital amounts and ratios for the Company were not materially different from those of the Bank as disclosed above. Management believes the Company and the Bank meet all capital adequacy requirements.

                                                                     (Continued)

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



 (11) Fair Value of Financial Instruments
      -----------------------------------

  FAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the Company to disclose the fair value of all their financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company and its subsidiary's financial instruments.

  GENERAL ASSUMPTIONS

  The Company determined that the book value of short-term financial instruments, defined as any item that matures or reprices within six months or less, approximates their fair value.

  Short-term financial instruments consist of cash and due from banks, Federal funds sold, interest receivable, and securities purchased under agreements to resell, treasury, tax and loan note payable, Federal Home Loan Bank advances, interest payable and all off-balance-sheet instruments.

  Investment Securities

  The fair value of investment securities, as shown in note 2, are based on the quoted market prices at December 31, 1996 and 1995.

  LOANS AND DEPOSITS

  The fair values of loans and deposits have been estimated using two methods:
  1) the book value of short-term loans and deposits approximates fair value; and 2) for all other loans and deposits, discounting of projected future cash flows at current market rates. In addition, the allowances for loan losses are subtracted from the calculated fair values of all loans for consideration of credit issues. At December 31, 1996, the fair value of loans were approximately $114,578,000 and the fair value of deposits were approximately $139,310,000.

  LIMITATIONS

  Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation techniques. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction and have not been comprehensively revalued since December 31, 1996. The current estimated values of these financial instruments may have changed significantly since that point in time.

                                                            Schedule 1
                                                            ----------

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY
               Consolidating Schedule - Balance Sheet Information

                               December 31, 1996



                                           Packers
                                          Management
                                           Company,      Packers
                Assets                       Inc.         Bank      Eliminations   Consolidated
              ---------                  ------------  -----------  ------------   ------------
Assets:
 Cash and due from banks                  $    25,394    8,724,858       (25,394)     8,724,858
 Investment securities, available-
   for-sale                                        10   32,016,662             -     32,016,672
 Securities purchased under agreement
   to resell                                  412,000            -      (412,000)
 Loans, net                                         -  113,649,236             -    113,649,236
 Bank premises and equipment                        -    5,207,608             -      5,207,608
 Interest earned, not collected                     -    1,465,569             -      1,465,569
 Other assets                              17,001,852      352,172   (17,001,852)       352,172
 Goodwill                                           -      353,980             -        353,980
                                         ------------  -----------  ------------   ------------
        Total assets                      $17,439,256  161,770,085   (17,439,246)   161,770,095
                                         ============  ===========  ============    ===========

          Liabilities and
          Stockholders' Equity
         ---------------------

Liabilities:
 Depositor accounts                       $         -  138,917,154       (25,394)   138,891,760
 Securities sold under agreement
   to repurchase                                    -    3,228,000      (412,000)     2,816,000
 Treasury tax and loan note payable                 -      770,943             -        770,943
 Interest payable                                   -      379,231             -        379,231
 Other liabilities                                  -    1,472,905             -      1,472,905
                                         ------------  -----------  ------------   ------------
        Total liabilities                           -  144,768,233      (437,394)   144,330,839
                                         ------------  -----------  ------------   ------------
Stockholders' equity:
 Common stock                                 945,825    2,500,000    (2,500,000)       945,825
 Surplus                                      698,789    6,845,186    (6,845,186)       698,789
 Retained earnings                         16,377,155    7,591,014    (7,591,014)    16,377,155
 Unrealized gain on available-
   for-sale investment securities              65,652       65,652       (65,652)        65,652
                                          -----------  -----------   -----------    -----------
                                           18,087,421   17,001,852   (17,001,852)    18,087,421
 Less cost of common stock
   in treasury                                648,165            -             -        648,165
                                         ------------  -----------  ------------   ------------
        Total stockholders' equity         17,439,256   17,001,852   (17,001,852)    17,439,256
                                         ------------  -----------  ------------   ------------
        Total liabilities and
          stockholders' equity            $17,439,256  161,770,085   (17,439,246)   161,770,095
                                          ===========  ===========   ===========    ===========

See accompanying independent auditors' report.

                                                                      Schedule 2
                                                                      ----------

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY
                 Consolidating Schedule - Earnings Information

                          Year ended December 31, 1996


                                          Packers
                                        Management
                                         Company,     Packers
                                           Inc.         Bank     Eliminations   Consolidated
                                        -----------  ----------  -------------  ------------
Interest revenue:
 Loans                                   $        -   8,366,429             -      8,366,429
 U.S. Government obligations                      -   1,304,895             -      1,304,895
 Obligations of states and political
   subdivisions                                   -     526,605             -        526,605
 Federal funds sold, net                          -      93,275             -         93,275
 Collateralized mortgage
   obligations and other securities           5,314     319,324        (1,310)       323,328
                                         ----------  ----------    ----------   ------------

        Total interest revenue                5,314  10,610,528        (1,310)    10,614,532
                                         ----------  ----------    ----------   ------------

Interest expense on deposits:
 NOW accounts                                     -     241,835             -        241,835
 Savings accounts                                 -     527,260             -        527,260
 Money market accounts                            -     176,732             -        176,732
 Certificates of deposit and IRAs                 -   2,752,406             -      2,752,406
 Other                                            -     198,599        (1,310)       197,289
                                         ----------  ----------    ----------   ------------
        Total interest expense
          on deposits                             -   3,896,832        (1,310)     3,895,522
                                         ----------  ----------    ----------   ------------

        Net interest revenue                  5,314   6,713,696             -      6,719,010

Provision for loan losses                         -     520,200             -        520,200
                                         ----------  ----------    ----------   ------------
        Net interest revenue after
          provision for loan losses           5,314   6,193,496             -      6,198,810

Other operating income                    1,115,179   1,706,019    (1,115,179)     1,706,019

Other operating expense                         668   6,309,121             -      6,309,789
                                         ----------  ----------    ----------   ------------

        Earnings before income taxes      1,119,825   1,590,394    (1,115,179)     1,595,040

Income taxes                                      -     475,215             -        475,215
                                         ----------  ----------    ----------   ------------

        Net earnings                     $1,119,825   1,115,179    (1,115,179)     1,119,825
                                         ==========  ==========    ==========    ===========

See accompanying independent auditors' report.

                                                                      Schedule 3
                                                                      ----------

                        PACKERS MANAGEMENT COMPANY, INC.
                                 AND SUBSIDIARY
                       Other Operating Income and Expense

                     Years ended December 31, 1996 and 1995



         Operating Income               1996       1995
--------------------------------
Trust department                     $   89,644    106,478
Service charges and other fees          632,799    534,401
Loan fees                               575,317    280,833
Safe deposit box rental                  47,870     52,303
Retail brokerage fees                    49,377     38,669
Correspondent fees                      118,529    107,689
Gain on sale of fixed assets                  -     12,355
Other fees                               86,888     66,492
Other income                            105,595     30,253
                                     ----------  ---------
                                     $1,706,019  1,229,473
                                     ==========  =========

         Operating Expense
--------------------------------

Salaries - officers                   1,105,581    989,972
Salaries - employees                  1,422,925  1,081,340
Taxes - payroll                         199,108    156,093
Employee benefits                       279,570    221,527
Advertising and promotion               170,354    130,392
Amortization                             50,820     56,323
Furniture, fixtures and equipment       406,137    407,025
Business development                    107,052     33,093
Periodicals                              23,108     26,813
Directors' expenses                      44,428     30,472
Donations                                22,890     36,516
Electronic data processing              424,114    295,498
Correspondent bank fees                  81,603     82,341
FDIC and state assessment                16,531    156,101
Insurance                                39,577     54,147
Loan expense                            198,078    371,876
Loss on premises and equipment          535,613    147,597
Occupancy of bank premises              493,670    490,499
Membership dues                          27,343     35,452
Postage, armored car and courier        171,744    169,245
Professional fees                        72,960     50,701
Processing losses                        40,105     26,037
Supplies and office expense             168,125    111,102
Miscellaneous personnel expense          61,883     39,588
Telephone and telegraph                  95,783     94,769
Education expense                        17,361     22,851
Loss on security sales                    3,855          -
Miscellaneous                            29,471     74,319
                                     ----------  ---------
                                     $6,309,789  5,391,689
                                     ==========  =========

See accompanying independent auditors' report.

                                                                    APPENDIX A


                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION*


     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 2nd day of May, 1997, by and between PACKERS MANAGEMENT COMPANY, INC. ("Packers"), a Nebraska corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Packers (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Packers of the par value of $2.50 per share ("Packers Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Packers pursuant to the Merger Agreement, with Packers as the surviving corporation, in which merger each share of Packers Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights, if any, have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Packers Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to (i) 579,000, plus (ii) the number of shares of Norwest Common Stock equal to
(x) the aggregate amount which would have been received as cash dividends by the holders of 579,000 shares of Norwest Common Stock between the date of the Agreement and Effective Date of the Merger, divided by (y) $52.50.

_________________

* On September 23, 1997, the Norwest Board declared a two-for-one split of Norwest Common Stock in the form of a 100% stock dividend. The stock dividend was distributed on October 10, 1997 to stockholders of record on October 2, 1997. The "Adjusted Norwest Shares" amount and other references to Norwest Common Stock in the Reorganization Agreement have not been restated to reflect the stock split. Under the terms of the Reorganization Agreement and related Plan of Merger, however, the number of shares that Packers shareholders will receive in the Merger has been adjusted to reflect the stock split. This adjustment is reflected in the Proxy Statement-Prospectus to which this Appendix A is attached.

     (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Packers Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Packers Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Packers Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Nebraska within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Packers pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF PACKERS. Packers represents and warrants to Norwest as follows:

     (a) Organization and Authority. Packers is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Packers and the Packers Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Packers is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of

1956, as amended (the "BHC Act"). Packers has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.


     (b) Packers' Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Packers' subsidiaries as of the date hereof (individually a "Packers Subsidiary" and collectively the "Packers Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on
Schedule 2(b), are owned directly or indirectly by Packers. No equity security of any Packers Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Packers Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982) and the Nebraska Business Corporation Act, all of such shares so owned by Packers are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Packers Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Packers does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of Packers consists of 5,000 shares of preferred stock, $100 par value per share ("Packers Preferred Stock"), of which as of the close of business on December 31, 1996, no shares were outstanding and no shares were held in the treasury, and 500,000 shares of common stock, $2.50 par value, of which as of the close of business on December 31, 1996, 378,330 were issued, of which 349,164 shares were outstanding and 29,166 shares were held in the treasury. The maximum number of shares of Packers Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Packers Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 352,362. All of the outstanding shares of capital stock of Packers have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Packers or any Packers Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Packers or any Packers Subsidiary. Except as set forth in Schedule 2(c), since December 31, 1996 no shares of Packers capital stock have been issued, sold, purchased, redeemed or otherwise acquired, directly or indirectly, by Packers or any Packers Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Packers.

     (d) Authorization. Packers has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Packers and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Packers. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over

Packers as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Packers enforceable against Packers in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Packers of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Packers with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Packers or any Packers Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Packers or any Packers Subsidiary is a party or by which it may be bound, or to which Packers or any Packers Subsidiary or any of the properties or assets of Packers or any Packers Subsidiary may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Packers, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Packers or any Packers Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Nebraska law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Packers of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) Packers Financial Statements. The consolidated balance sheets of Packers and Packers' Subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, shareholders' equity and cash flows for the two years ended December 31, 1996, together with the notes thereto, certified by KMPG Peat Marwick LLP (collectively, the "Packers Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Packers and Packers' Subsidiaries at the dates and the consolidated results of operations and cash flows of Packers and Packers' Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1991, Packers and each Packers Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Packers Reports". As of their respective dates, the Packers Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Packers Reports have been made available to Norwest by Packers.

     (g) Properties and Leases. Except as may be reflected in the Packers Financial Statements and except for any lien for current taxes not yet delinquent, Packers and each Packers Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Packers' consolidated balance sheet as of December 31, 1996, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Packers or any Packers Subsidiary pursuant to which Packers or such Packers Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Packers or such Packers Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Packers' and each Packers Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Packers and the Packers Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Packers and the Packers Subsidiaries for the fiscal year ended December 31, 1993, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 2(h), (i) neither Packers nor any Packers Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Packers or any Packers Subsidiary which has not been settled, resolved and fully satisfied. Each of Packers and the Packers Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1996, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Packers and the Packers Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1996 there has been no change in the business, financial condition or results of operations of Packers or any Packers Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Packers and the Packers Subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Packers nor any Packers Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Packers or such Packers Subsidiary);

         (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

         (iii) any labor contract or agreement with any labor union;

         (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Packers or any Packers Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Packers or any Packers Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

         (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

         (vi) any lease with annual rental payments aggregating $10,000 or more; or

         (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

         (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k) Litigation and Other Proceedings. Packers has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Packers with respect to loss contingencies as of December 31, 1996 in connection with the Packers Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Packers or any Packers Subsidiary since said date. Neither Packers nor any Packers Subsidiary is a party to any pending or, to the best knowledge of Packers, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Packers and the Packers Subsidiaries taken as a whole.

     (l) Insurance. Packers and each Packers Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Packers has owned such Packers Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Packers and each Packers Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Packers or such Packers Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Packers, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Packers and each Packers Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Packers nor any Packers Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Packers or any Packers Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Packers and the Packers Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Packers or any Packers Subsidiary is pending or, to the best knowledge of Packers, threatened. Neither Packers nor any Packers Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Packers or such Packers Subsidiary. Employees of Packers and the Packers Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
Schedule 2(o), to the best knowledge of Packers no officer or director of Packers or any Packers Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Packers or any Packers Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Packers or any Packers Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Packers' or such Packers Subsidiary's Board of Directors.

     (p)  Packers Benefit Plans.

         (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Packers or any Packers Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Packers or any Packers Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of
     Section 3(37) of ERISA.

         (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Packers or the Packers subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Packers knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section
     401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

         (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

         (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Packers, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under
     Part 4 of Title I of ERISA which could subject, to the best knowledge of Packers, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Packers and the Packers Subsidiaries taken as a whole.

         (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

         (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

         (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Packers or any Packers Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding Packers and the Packers Subsidiaries supplied or to be supplied by Packers for inclusion in
(i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Packers Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Packers' shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Packers and the Packers Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Packers nor any Packers Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Neither Packers nor any Packers Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Packers or any Packers Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t) Administration of Trust Accounts. Packers and each Packers Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Packers and the Packers Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Packers, any Packers Subsidiary, nor any director, officer or employee of Packers or any Packers Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Packers and the Packers Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u) No Defaults. Neither Packers nor any Packers Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Packers and the Packers Subsidiaries, taken as a whole. To the best of Packers' knowledge, all parties with whom Packers or any Packers Subsidiary has material leases, agreements or contracts or who owe to Packers or any Packers Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Packers Subsidiaries are in compliance therewith in all material respects.

     (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Packers or any Packers Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Packers' knowledge, threatened against Packers or any Packers Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Packers and Packers' Subsidiaries taken as a whole; to the best of Packers' knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Packers' knowledge neither Packers nor any Packers Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Packers has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Packers as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1996, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1996, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 11,594 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,716 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 24,469 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1996, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1996, 368,702,706 shares were outstanding and 6,830,919 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Nebraska law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of December 31, 1996, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1991, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of December 31, 1996 included in Norwest's Annual Report on Form 10-K, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since December 31, 1996, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1996 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (i) any labor contract or agreement with any labor union;

         (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

         (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.

         (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

         (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

         (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

         (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

         (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

         (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

         (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

     4. COVENANTS OF PACKERS. Packers covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Packers, and each Packers Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following receipt of the request), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $250,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Packers and each Packers Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Packers and the Packers Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Packers herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Packers and each Packers subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws;
issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any individual investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Packers; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Packers Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Packers will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Packers will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Nebraska Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and
(iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Packers will furnish or cause to be furnished to Norwest all the information concerning Packers and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KMPG Peat Marwick LLP to use such opinion in such Registration Statement.

     (e) Packers will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Packers to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Packers will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Packers will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Packers and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Packers' outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Packers, in the public domain, or later acquired by Packers from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Packers, nor any Packers Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Packers or any Packers Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Packers or any Packers Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Packers or any Packers Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Packers or any Packers Subsidiary concerning any of the foregoing, Packers or such Packers Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Packers shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Packers and each Packers Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans provided, however, that no such action shall be required if, in the reasonable opinion of Packer's counsel, such termination or amendment shall result in any additional liability to members of the board of directors of Packers under ERISA, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k) Packers shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Packers who may reasonably be deemed an "affiliate" of Packers within the meaning of such term as used in Rule 145 under the Securities Act.

     (l) Packers shall establish such additional accruals and reserves as may be necessary to conform Packers' accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Packers' business following the Merger and, to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Packers of the Merger and the other transactions contemplated by this Agreement.

     (m) Except for the Phase I environmental assessment for the bank facility located at 5106 L Street in Omaha, Packers shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Except for the Phase II environmental assessment for the bank facility located at 5106 L Street in Omaha, Packers shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Packers shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four (4) weeks of execution of the definitive agreement.

     (n) Packers shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     (o) Packers shall make a good faith effort to complete the actions set forth in the Compliance Action Plan, dated May 1, 1997 (the "Compliance Plan"), which has been furnished to Packers by Norwest.

     (p) Packers shall take such actions as may be necessary (i) to rescind any stock option plan relating to the capital stock of Packers or any Packers Subsidiary ("Stock Option Plan"), including the stock option plan originally approved by the board of directors of Packers on January 17, 1996, and (ii) to obtain binding releases of any liability under each such stock option plan from each participant or proposed participant therein, including but not limited to Jim Riha, Emmet Tinley and Tom Cover.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Packers as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Packers all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Packers, or in any statement or application made by Packers to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Packers pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Packers shareholders, at the time of the Packers shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Packers or any Packers subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Packers pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Packers pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Packers to obtain all such approvals and consents required by Packers.

     (h) Norwest will hold in confidence all documents and information concerning Packers and Packers' Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Packers (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Packers.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Nebraska Business Corporation Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Packers as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Packers notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Packers and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Packers or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (n) Norwest, as sole shareholder of Merger Co., shall vote all of the outstanding shares of Merger Co. in favor of the Agreement and the Merger Agreement in accordance with the Articles of Incorporation of Merger Co. and the Nebraska Business Corporation Act.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF PACKERS. The obligation of Packers to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Packers:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Packers shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Packers required for approval of a plan of merger in accordance with the provisions of Packers' Articles of Incorporation and the Nebraska Business Corporation Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Packers pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Packers shall have received an opinion, dated the Closing Date, of counsel or accountant to Packers, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Packers Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Packers will be the same as the basis of Packers Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest
Common Stock received by the shareholders of Packers will include the holding period of the Packers Common Stock, provided such shares of Packers Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Packers and the Packers Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Packers shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Packers required for approval of a plan of merger in accordance with the provisions of Packers' Articles of Incorporation and the Nebraska Business Corporation Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Packers, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Packers or any Packers Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Packers and each Packers Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Packers' or such subsidiary's business required for the consummation of the Merger, and Packers and each Packers Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) At any time since the date hereof the total number of shares of Packers Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Packers Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 352,362. At no time since the date hereof, no shares of Packers Preferred Stock shall have been outstanding and no shares shall have been subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Packers Preferred Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Packers a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

         (i) the interim quarterly financial statements of Packers included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Packers;

         (ii) the amounts reported in the interim quarterly financial statements of Packers agree with the general ledger of Packers;

         (iii) the annual and quarterly financial statements of Packers and the Packers Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

         (iv) from the date of the most recent unaudited consolidated financial statements of Packers and the Packers Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Packers and the Packers Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Packers and the Packers Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

         (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Packers and the Packers Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Packers and the Packers Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Packers included in the annual and quarterly financial statements, except as disclosed in such letters.

     (k) Packers and the Packers Subsidiaries considered as a whole shall not have sustained since December 31, 1996 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (l) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Packers or any Packers Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Packers and its subsidiaries taken as a whole.

     (m) Since December 31, 1996, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Packers and the Packers Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (n) Packers shall have made a good faith effort to complete the actions set forth in the Compliance Plan.

     (o) Packers shall have rescinded any Stock Option Plan and shall have obtained and delivered to Norwest the binding releases described in paragraph 4(p) of this Agreement.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Packers or any Packers Subsidiary as of the Effective Date of the Merger ("Packers Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Packers Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (provided, however, that it is Norwest's intent that the transition from the Packers plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

     Medical Plan
     Dental Plan

     Vision Plan
     Short Term Disability Plan
     Long Term Disability Plan
     Long Term Care Plan
     Flexible Benefits Plan
     Basic Group Life Insurance Plan
     Group Universal Life Insurance Plan
     Dependent Group Life Insurance Plan
     Business Travel Accident Insurance Plan
     Accidental Death and Dismemberment Plan
     Severance Pay Plan
     Vacation Program

For the purpose of determining each Packers Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a Packers Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit.

Packers Employees shall receive credit for years of service to Packers, the Packers Subsidiaries and any predecessors of the Packers Subsidiaries (to the extent credited under the severance programs of Packers and the Packers Subsidiaries) for the purpose of determining benefits under the Norwest Severance Pay Plan.


     (b)  Employee Retirement Benefit Plans.

Each Packers Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Packers and the Packers Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Packers and the Packers Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Packers Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

         (i) by mutual written consent of the parties hereto;

         (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by December 31, 1997 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

         (iii) by Packers or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. EXPENSES. Except as otherwise specifically provided in this Agreement, all expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Packers and Packers Subsidiaries shall be borne by Packers, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

     If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Packers:

               Packers Management Company, Inc.
               4710 South 23rd Street
               Omaha, NE 68107
               Attention: Rodney P. Vandeberg, Chairman

          With a copy to:

               Perry, Guthery, Haase and Gessford, P.C.
               1400 First Bank Building
               Lincoln, NE 68501
               Attention: John Guthery

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Packers shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation, warranty or covenant contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION    PACKERS MANAGEMENT COMPANY, INC.


By: ________________________               By: ________________________

Its: ________________________              Its: ________________________

ph1k0100.packers

                                                                    APPENDIX B


                          AGREEMENT AND PLAN OF MERGER
                                    Between
                        PACKERS MANAGEMENT COMPANY, INC.
                             a Nebraska corporation
                          (the surviving corporation)
                                      AND
                                 PMC MERGER CO.
                             a Nebraska corporation
                            (the merged corporation)

     This Agreement and Plan of Merger dated as of November ___, 1997, between PACKERS MANAGEMENT COMPANY, INC., a Nebraska corporation (hereinafter sometimes called "Packers" and sometimes called the "surviving corporation") and PMC MERGER CO., a Nebraska corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation ("Norwest"), was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Nebraska on September ___, 1997, and said corporation is now a corporation subject to and governed by the provisions of the Nebraska Business Corporation Act. Merger Co. has authorized capital stock of 10,000 shares of common stock, par value of $10.00 per share ("Merger Co. Common Stock"). As of October ___, 1997, there were 100 shares of Merger Co. Common Stock outstanding and no shares were held in the treasury; and

     WHEREAS, Packers was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Nebraska on June 14, 1968, and said corporation is now a corporation subject to and governed by the provisions of the Nebraska Business Corporation Act. The authorized capital stock of Packers consists of 5,000 shares of preferred stock, $100 par value per share, of which as of the close of business on October ___, 1997, no shares were outstanding and no shares were held in the treasury, and 500,00 shares of common stock, $2.50 par value ("Packers Common Stock"), of which as of the close of business on October ___, 1997, 352,362 shares were outstanding and 25,968 shares were held in the treasury; and

     WHEREAS, Norwest and Packers are parties to an Agreement and Plan of Reorganization dated as of May 2, 1997, (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporation and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Packers, with Packers continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Nebraska Business Corporation Act, which statute permits such merger; and

     WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code;

     NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co. and Packers, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Packers pursuant to the laws of the State of Nebraska, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Packers, the mode of carrying said merger into effect, the manner and basis of converting the shares of Packers Common Stock into shares of common stock of Norwest, par value $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger Merger Co. shall be merged with and into Packers, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall remain Packers Management Company, Inc..

     SECOND: The Articles of Incorporation of Packers at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law

     THIRD: The By-Laws of Packers at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: At the time of merger, the following named persons shall be the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

               Stanley S. Stroup
               John T. Thornton
               William H. Queenen

     FIFTH:   The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

     SIXTH: The manner and basis of converting the shares of Packers Common Stock into shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of Packers Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights, if any, have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined in the Reorganization Agreement) by the number of shares of Packers Common Stock outstanding immediately prior to the Merger.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Packers Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Nebraska, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Packers Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of Packers Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or similar corporate event, or if a stock dividend thereon shall be declared with a record date within such period (a "Norwest Common Stock Adjustment"), then (i) the number of shares of Norwest Common Stock into which a share of Packers Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Packers Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of Packers Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or similar corporate event, or stock dividend had the record date for the Norwest Common Stock Adjustment been immediately following the time of merger and (ii) if a Norwest Common Stock Adjustment occurs between the date hereof and any date that the closing price of a share of Norwest Common Stock is used for purposes of this Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and other securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Norwest Common Stock Adjustment.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the time of merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which the Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Nebraska; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Packers in accordance with the Nebraska Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Nebraska Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Packers and by the Secretary or an Assistant Secretary of Packers, and shall be filed in the office of the Secretary of State of the State of Nebraska in accordance with the Nebraska Business Corporation Act; and

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Packers shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by the Nebraska Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The registered office of Packers in the State of Nebraska shall be 206 So. 18th Street, Suite 1500, Lincoln, NE 68508, and the name of the registered agent of Packers at such address is C T Corporation System.

     2. If at any time Packers shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in Packers the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Packers and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in Packers and otherwise carry out the purposes of this Agreement.

     3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nebraska.

     5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     6. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Nebraska, this Agreement may be terminated in accordance with the terms of the Reorganization Agreement upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                        PMC MERGER CO.


                                        By: ________________________

                                        Its:  ________________________

Attest:


__________________________
     Secretary



                                        PACKERS MANAGEMENT COMPANY, INC.


                                        By: _________________________

                                        Its:  _________________________

Attest:


___________________________
     Secretary

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:     Parenthetical references to exhibits in the description of
              Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1,
              4.2and 4.3 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.


  2.1     --  Agreement and Plan of Reorganization between Packers Management
              Company, Inc. and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

  2.2     --  Agreement and Plan of Merger between Packers Management Company,
              Inc. and PMC Merger Co. (included in Proxy Statement-Prospectus as Appendix B).

  3.1     --  Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997 (filed June 10, 1997)).

  3.1.1.  --  Certificate of Designations of Powers, Preferences, and Rights
              of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2   --  Certificate of Designations of Powers, Preferences, and Rights of
              Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3   --  Certificate of Designations of Powers, Preferences, and Rights
              of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4   --  Certificate of Designations with respect to the 1996 ESOP
              Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26, 1996).

  3.1.5   --  Certificate of Designations with respect to the 1997 ESOP
              Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

  3.2  --     By-Laws (incorporated by reference to Exhibit 3 to Norwest's
              Current Report on Form 8-K dated October 10, 1997).


  4    --     Rights Agreement, dated as of November 22, 1988, between Norwest
              Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

  4.1  --     Certificate of Adjustment, dated July 21, 1989, to Rights
              Agreement (incorporated by reference to Exhibit 3 to Norwest's
              Form 8 dated July 21, 1989).

  4.2  --     Certificate of Adjustment, dated June 28, 1993, to Rights
              Agreement (incorporated by reference to Exhibit 4 to Norwest's
              Form 8-A/A dated June 29, 1993).

  4.3  --     Certificate of Adjustment, dated October 10, 1997, to Rights
              Agreement (incorporated by reference to Exhibit 5 to Norwest's
              Form 8-A/A dated October 14, 1997).

  5    --     Opinion of Stanley S. Stroup, counsel to Norwest.

  8    --     Opinion of Perry, Guthery, Haase and Gessford.*

 23.1  --     Consent of Stanley S. Stroup (included as part of Exhibit 5).

 23.2  --     Consent of KPMG Peat Marwick LLP.

 23.3  --     Consent of KPMG Peat Marwick LLP.

 23.4  --     Consent of Perry, Guthery, Haase and Gessford, P.C. (included as a part of Exhibit 8).

 24    --     Powers of Attorney.

 99    --     Form of proxy for Special Meeting of Shareholders of Packers
              Management Company, Inc.

-------------------------------
*To be filed by amendment.

ITEM 22.  UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 16, 1997.

                              NORWEST CORPORATION

                              By:  /s/ Richard M. Kovacevich
                                   -------------------------
                                   Richard M. Kovacevich
                                   Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on October 16, 1997 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich               Chairman and Chief Executive Officer
-------------------------               (Principal Executive Officer)
  Richard M. Kovacevich

/s/ John T. Thornton                    Executive Vice President and Chief
--------------------                    Financial Officer
  John T. Thornton                      (Principal Financial Officer)


/s/ Michael A. Graf                     Senior Vice President and Controller
-------------------                     (Principal Accounting Officer)
  Michael A. Graf

LES S. BILLER         )
J.A. BLANCHARD III    )
DAVID A. CHRISTENSEN  )
PIERSON M. GRIEVE     )
CHARLES M. HARPER     )
WILLIAM A. HODDER     )
LLOYD P. JOHNSON      )
REATHA CLARK KING     )                 A majority of the
RICHARD M. KOVACEVICH )                 Board of Directors*
RICHARD D. McCORMICK  )
CYNTHIA H. MILLIGAN   )
BENJAMIN F. MONTOYA   )
IAN M. ROLLAND        )
MICHAEL W. WRIGHT     )

--------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                     Richard M. Kovacevich
                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                                         Form of
Number                  Description*                                             Filing
------                  ------------                                          -----------
 2.1   Agreement and Plan of Reorganization between Packers Management
       Corporation and Norwest Corporation (included in Proxy Statement-
       Prospectus as Appendix A).

 2.2   Agreement and Plan of Merger between Packers Management Company, Inc.
       and PMC Merger Co. (included in Proxy Statement-Prospectus as Appendix
       B).

 3.1   Restated Certificate of Incorporation (incorporated by reference to
       Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993,
       Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and
       Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997
       (filed June 10, 1997)).

 3.1.1 Certificate of Designations of Powers, Preferences, and Rights of Norwest
       ESOP Cumulative Convertible Preferred Stock (incorporated by reference to
       Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2 Certificate of Designations of Powers, Preferences, and Rights of
       Norwest Cumulative Tracking Preferred Stock (incorporated by reference to
       Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

 3.1.3 Certificate of Designations of Powers, Preferences, and Rights of
       Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

 3.1.4 Certificate of Designations with respect to the 1996 ESOP Cumulative
       Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
       Norwest's Current Report on Form 8-K dated February 26, 1996).

 3.1.5 Certificate of Designations with respect to the 1997 ESOP Cumulative
       Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
       Norwest's Current Report on Form 8-K dated April 14, 1997).

 3.2   By-Laws (incorporated by reference to Exhibit 3 to Norwest's Current
       Report on Form 8-K dated October 14, 1997).

 4     Rights Agreement, dated as of November 22, 1988, between Norwest
       Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to
       Norwest's Form 8-A dated December 6, 1988).

 4.1   Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
       (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July
       21, 1989).



Exhibit                                                                    Form of
Number                     Description*                                    Filing
------                     ------------                                 ------------
  4.2     Certificate of Adjustment, dated June 28, 1993,
          to Rights Agreement (incorporated by reference to
          Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

  4.3     Certificate of Adjustment, dated October 10, 1997, to Rights
          Agreement (incorporated by reference to
          Exhibit 5 to Norwest's Form 8-A/A dated October 14, 1997).

  5       Opinion of Stanley S. Stroup, counsel to Norwest.             Electronic
                                                                       Transmission

  8       Opinion of Perry, Guthery, Haase and Gessford, P.C.**

  23.1    Consent of Stanley S. Stroup (included as part of
          Exhibit 5 filed herewith).

  23.2    Consent of KPMG Peat Marwick LLP.                             Electronic
                                                                       Transmission

  23.3    Consent of KPMG Peat Marwick LLP.                             Electronic
                                                                       Transmission

  23.4    Consent of Perry, Guthery, Haase and Gessford, P.C.
          included as part of Exhibit 8).

  24      Powers of Attorney.                                           Electronic
                                                                       Transmission

  99      Form of proxy for Special Meeting of Shareholders             Electronic
          of Woodhaven National Bank                                   Transmission

________________________
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1, 4.2 and 4.3 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.

**  To be filed by amendment.